Exhibit 4.1

EXECUTION VERSION

INDENTURE

Dated as of May 12, 2014

Among
OCWEN FINANCIAL CORPORATION,
as the Company

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

6.625% SENIOR NOTES DUE 2019

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-ii-

-iii-

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EXHIBITS
Exhibit A    Form of Note
Exhibit B    Form of Certificate of Transfer
Exhibit C    Form of Certificate of Exchange

Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit E    Form of Free Transferability Certificate

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INDENTURE, dated as of May 12, 2014, between Ocwen Financial Corporation, a Florida corporation (collectively with successors and assigns, the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee, Paying Agent and Registrar.
W I T N E S S E T H
WHEREAS, the Company has duly authorized the creation of an issue of $350,000,000 aggregate principal amount of its 6.625% Senior Notes due 2019 (the “Initial Notes”);
WHEREAS, the Company has duly authorized the execution and delivery of this Indenture.
NOW, THEREFORE, the Company, any Guarantors from time to time party hereto and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01.    Definitions.
“144A Global Note” means a Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and, if applicable, the OID Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or secured by a Lien encumbering any asset acquired by such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.
“Additional Interest” has the meaning set forth in the applicable Registration Rights Agreement.
“Additional Notes” means additional Notes (other than the Initial Notes and other than Exchange Notes issued in exchange for such Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09 hereof.
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.
“Agent” means any Registrar or Paying Agent.
“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of:
(1)    the present value at such redemption date of the sum of (i) the redemption price of such Note at May 15, 2016 (such redemption price being set forth in Section 3.07(c) hereof) plus (ii) all required interest payments due on such Note through May 15, 2016 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)    the then outstanding principal amount of such Note.
The Applicable Premium shall be calculated by the Company, and the Trustee shall have no responsibility to verify such amount.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.
“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.
“Asset Sale” means:
(1)    the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than any Required Asset Sale, will be governed by the provisions of Section 4.14 and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof; provided further that a transaction otherwise meeting the requirements of an “Asset Sale” under this definition will be deemed to be an Asset Sale notwithstanding its treatment under GAAP; and
(2)    the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.
Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:
(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million; provided that all such transactions that are deemed to not be Asset Sales pursuant to this clause (1) shall not exceed $30.0 million in any calendar year;
(2)    a transfer of assets between or among the Company and any Restricted Subsidiary of the Company;
(3)    an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;
(4)    the sale of advances, MSRs, mortgages, other loans, customer receivables, mortgage related securities or derivatives or other assets (or any interests in any of the foregoing) in the ordinary course of business, the sale, transfer or discount of accounts receivable or other assets that by their terms convert into cash and any sale of securities in respect of additional fundings under reverse mortgage loans, in each case, in the ordinary course of business;
(5)    the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;
(6)     the sale, conveyance or other disposition of Investments or other assets and disposition or compromise of mortgages, other loans or receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for mortgages or other loans serviced and/or originated by the Company or any of its Subsidiaries;
(7)    the modification of any mortgages or other loans owned or serviced by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(8)    a Restricted Payment that does not violate Section 4.07 or a Permitted Investment;
(9)     disposals, liquidations or replacements of damaged, worn out or obsolete equipment or other assets no longer used or useful in the business of the Company and its Restricted Subsidiaries, in each case the ordinary course of business;
(10)     assets sold, conveyed or otherwise disposed of pursuant to the terms of Permitted Funding Indebtedness or Non-Recourse Indebtedness;
(11)     a sale, conveyance or other disposition (in one or more transactions) of Securitization Assets or Residual Interests;
(12)     a sale, conveyance or other disposition (in one or more transactions) of Servicing Advances, Residential Mortgage Loans or MSRs or any parts thereof (a) in the ordinary course of business, (b) in connection with the transfer or termination of the related MSRs or (c) in connection with Excess Spread Sales in the ordinary course of business;
(13)     a sale, conveyance or other disposition of Securitization Assets in the ordinary course of business in connection with the origination, acquisition, securitization and/or sale of loans that are purchased, insured, guaranteed, or securitized;
(14)     a sale, conveyance or other disposition in the ordinary course of business of MSRs in connection with MSR Facilities or Warehouse Facilities and or REO Assets;
(15)     a sale, conveyance or other disposition of Equity Interests of an Unrestricted Subsidiary;
(16)     the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by Section 4.12;
(17)     transactions pursuant to repurchase agreements entered into in the ordinary course of business;
(18)     any Co-Investment Transaction;
(19)     any sale or other disposition of a minority interest in any Person that is not a Subsidiary, that constituted a Restricted Payment or Permitted Investment; provided that (x) the majority interests in such Person shall also be concurrently sold or transferred on the same terms and the holder or holders of such majority interests shall have required such sale or disposition of such minority interest pursuant to the exercise of any applicable drag-along rights and (y) the Net Proceeds from the sale or transfer of such minority interest are applied in accordance with Section 4.10 hereof;

(20)     any lease or license of real and personal property in the ordinary course of business;
(21)     any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(22)     sales, contributions, assignments or other transfers of Servicing Advances to Securitization Entities and Warehouse Facility Trusts in connection with Securitizations or Warehouse Facilities;
(23)     sales, contributions, assignments or other transfers of OREAL Securities or any auction rate securities;
(24)     inventory (or other assets) sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued); and
(25)     the sale, lease, conveyance or other disposition of any assets or rights required or advisable as a result of statutory or regulatory changes or requirements (including any settlements with any regulatory agencies) as determined in good faith by the senior management of the Company; provided that any cash or Cash Equivalents received must be applied as Net Proceeds in accordance with Section 4.10 hereof.
“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (excluding working capital or current assets) of the Company or any of its Restricted Subsidiaries for the assets or Capital Stock of a Person conducting a Permitted Business; provided that, in the case of any such exchange for Capital Stock of a Person conducting a Permitted Business, such Person is or becomes a Restricted Subsidiary; provided, further, that any unrestricted cash or Cash Equivalents received must be applied as Net Proceeds in accordance with Section 4.10 hereof.
“Attributable Debt” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the interest rate per annum implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capitalized Lease Obligation. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof, including, but not limited to, the audit committee.
“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.
“Capital Stock” means:
(1)    with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; or
(2)    with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (whether general or limited) of such Person, but, in each case, excluding any debt security that is convertible or exchangeable for Capital Stock.
“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person as lessee under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP; provided, for the avoidance of doubt, that any obligations of the Company and its Restricted Subsidiaries either existing on the date of this Indenture or created prior to the recharacterization described below that were not included on the consolidated balance sheet of the Company as Capitalized Lease Obligations and that are subsequently recharacterized as Capitalized Lease Obligations due to a change in GAAP, shall for purposes of this Indenture not be treated as Capitalized Lease Obligations or Indebtedness.
“Cash Equivalents” means:
(1)    Dollars;
(2)     in the case of any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, such local currencies held by such Foreign Subsidiary of the Company from time to time in the ordinary course of business;
(3)    securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);
(4)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;
(5)    certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Moody’s or S&P rating of “B” or better;
(6)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;
(7)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition; and
(8)    money market funds (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition or (ii) that comply with the criteria under Rule 2a-7 of the Investment Company Act of 1940 and are rated at least AAA by S&P or Aaa by Moody’s.
In the case of Investments by any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) local currencies and other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (8) and in this paragraph.
“Change of Control” means the occurrence of any of the following:
(1)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or
(2)    the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company; provided that for purposes of calculating the “beneficial ownership” of any group, any Voting Stock of which any

Permitted Holder is the “beneficial owner” shall not be included in determining the amount of Voting Stock “beneficially owned” by such group.
For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” (other than one or more Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.
“Clearstream” means Clearstream Banking, Société Anonyme.
“Co-Investment Transaction” means a transaction pursuant to which a portion of MSRs or the right to receive fees in respect of MSRs are transferred for fair value to another Person.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company and delivered to the Trustee.
“Consolidated Adjusted EBITDA” means, with respect to any Person, for any period, Consolidated Net Income of such Person for such period, adjusted by:
(a)    deducting therefrom (to the extent included in determining Consolidated Net Income for such period except for payments referred to in clause (a)(iv) below), without duplication, the amount (determined on a consolidated basis for the Company and its Restricted Subsidiaries for such period) of:
(i)    non-recurring or unusual gains;
(ii)    non-cash gains and other non-cash income (excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), but excluding loan origination related non-cash gains, such as gains on interest rate lock derivatives, forward sale commitment derivatives, loans held for sale and capitalized mortgage servicing rights, which shall be included in calculating Consolidated Adjusted EBITDA even if such gains and income were excluded in calculating Consolidated Net Income;
(iii)    [reserved];
(iv)    net income attributable to discontinued operations; and
(v)    gains on non-recourse assets held by any Securitization Entity to the extent consolidated on the balance sheet;
(b)    adding thereto (to the extent deducted in determining Consolidated Net Income for such period except as otherwise specified below), without duplication, the amount (deter-

mined on a consolidated basis for the Company and its Restricted Subsidiaries for such period) of:
(i)    total interest expense (inclusive of amortization of deferred financing fees (other than arrangement, commitment, underwriting, amendment, structuring or similar fees paid to any agent, underwriter or arranger or fees that are not paid ratably to the market) and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), excluding without duplication interest expense attributable to Non-Recourse Indebtedness, Excess Spread Sales and Permitted Securitization Indebtedness and interest expense attributable to Permitted Funding Indebtedness;
(ii)    without duplication among periods, provision for taxes paid or accrued based on income or capital, withholding, franchise and similar taxes;
(iii)    all depreciation and amortization expense, excluding amortization of MSRs and intangibles which shall not be added thereto (it being understood that, for purposes of calculating Consolidated Adjusted EBITDA, Consolidated Net Income shall be calculated by deducting therefrom the amount of depreciation and amortization in such period pursuant to GAAP, even if such amount is otherwise excluded from the calculation of Consolidated Net Income);
(iv)    non-cash charges or non-cash losses (including but not limited to share based non-cash compensation and non-cash fair value adjustments), but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any loan origination non-cash losses such as losses on interest rate lock derivatives, forward sale commitment derivatives or loans held for sale, which shall not be added thereto (it being understood that, for purposes of calculating Consolidated Adjusted EBITDA, Consolidated Net Income shall be calculated by deducting therefrom the amount of such non-cash charges or non-cash losses in such period pursuant to GAAP, even if such amount is otherwise excluded from the calculation of Consolidated Net Income);
(v)    fees and expenses incurred in connection with the Specified Transactions on or prior to the first anniversary of the Issue Date;
(vi)    fees and expenses incurred in connection with any Investment (including any Asset Acquisition), issuance of Equity Interests or incurrence of Indebtedness (in each case, whether or not consummated), except to the extent that such fees and expenses were financed with proceeds of equity or Indebtedness;
(vii)    non-recurring or unusual losses or charges or net after-tax extraordinary losses or charges (including without limitation any such charges attributable to the implementation of cost-savings initiatives, severance, restructuring charges, relocation costs and one-time compensation charges (in each case relating to any Asset Acquisitions));
(viii)    expenses related to Asset Acquisitions including expenses for preparing the Company’s operations prior to acquisitions in anticipation of integrating the acquired business or assets (including employee compensation and IT related expenses), professional fees, one-time expenses and additional costs incurred after an Asset Acquisition but prior to full integration with the Company’s servicing systems and other operations (including contract breakage fees, platform shutdown costs, IT support costs and any other redundant costs);
(ix)    net loss attributable to discontinued operations;
(x)    servicing income earned for servicing of assets in any Securitization Entity to the extent consolidated on the balance sheet and accounted for at fair value;
(xi)    expenses related to settlement of any litigation including reserves therefor;
(xii)    losses on non-recourse assets held by any Securitization Entity to the extent consolidated on the balance sheet;
(xiii)    [reserved]; and
(xiv)    any valuation allowance for mortgage loans held-for-investment and corresponding debt in relation to securitized loans in accordance with GAAP that require no additional capital or equity contributions to the Company.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:
(1)    the aggregate of the interest expense on Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount (except as set forth below), (b) the net costs under Permitted Hedging Transactions, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, but excluding any amortization of debt discount (excess of proceeds over the initial fair value of the debt component) on any convertible debt securities resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or related interpretations or guidance);
(2)    to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;
(3)    the imputed interest with respect to Attributable Debt created after the Issue Date; and
(4)    the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital Stock of such Person or Preferred Stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Capital Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such

Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that:
(A)    the following items shall be excluded in computing Consolidated Net Income (without duplication):
(i)    the net income or loss of any Person that is not a Restricted Subsidiary of the Company, except to the extent of the amount of cash dividends or other cash distributions of net income actually paid to the Company or a Restricted Subsidiary by such Person during such period;
(ii)    the net income (or loss) of any Person prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or the net income related to assets of such Person are acquired by the Company or a Restricted Subsidiary; and
(iii)    the net income of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
(B)    any interest expense on Permitted MSR Indebtedness, Permitted Servicing Advance Facility Indebtedness and Permitted Warehouse Indebtedness for such period shall reduce Consolidated Net Income for such period to the extent that such amounts did not otherwise reduce Consolidated Net Income for such period;
(C)    items classified as extraordinary gains or losses (calculated on an after-tax basis) shall be excluded in computing Consolidated Net Income (without duplication);
(D)    the following items (the amounts thereof to be initially calculated on a pre-tax basis and then adjusted for taxes cumulatively) shall be excluded in computing Consolidated Net Income:
(i)    changes in the fair value of the Company’s assets or liabilities, including changes in the fair value of MSRs and reverse mortgage loans;
(ii)    direct impairment charges or the reversal of such charges;
(iii)    gains and losses realized upon the disposition (including reserves or abandonments) of assets outside of the ordinary course of business;
(iv)    income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;
(v)    the cumulative effect of a change in accounting principles during such period;

(vi)    the amortization of cash flow hedges, MSRs and intangibles;
(vii)    the amount of all reversals made (or incurred) on account of an item added back to or deducted from Consolidated Net Income in a previous period following the Issue Date pursuant to clauses (A) through (E) hereof;
(viii)    any income or loss related to the Fair Market Value of economic hedges related to MSRs or other mortgage related assets or securities, to the extent that such other mortgage related assets or securities are valued at Fair Market Value and gains and losses with respect to such related assets or securities have been excluded pursuant to another clause of this provision; and
(ix)    in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and
(E)    Consolidated Net Income shall be increased, without duplication, by the amount of all cash received from the initial or tail issuance of reverse mortgage securities, plus any cash received from the monetization of reverse mortgages or related MSRs, plus any cash received for servicing of reverse mortgages, less any cash payments made during such period to originate, acquire or fund the related loans and subsequent addition to such loans.
“Corporate Indebtedness” means, with respect to any Person, the aggregate consolidated amount of Indebtedness of such Person and its Restricted Subsidiaries then outstanding that would be shown on a consolidated balance sheet of such Person and its Restricted Subsidiaries (excluding, for the purpose of this definition, Indebtedness incurred under clauses (2), (5), (6), (10), (11), (12), (15) and (27) of the definition of “Permitted Indebtedness”).
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Company.
“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Company’s senior management) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.
“Credit Facilities” means, one or more debt facilities, indentures or agreements (including, without limitation, the Existing Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders, commercial finance companies, creditors, investors or other lenders providing for revolving credit loans, term loans, bonds, debentures, hedging, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Noncash Consideration” means the Fair Market Value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.
“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.
“Dollar” or “$” means the lawful money of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or. exchangeable for, Capital Stock).
“Equity Offering” means a public or private sale of Equity Interests of the Company (other than Disqualified Capital Stock and other than to a Subsidiary of the Company) by the Company.
“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.
“Excess Spread Sale” means any sale in the ordinary course of business and for Fair Market Value of any excess servicing fee spread under any MSR.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Exchange Notes” means the Notes (including any related Guarantees) issued in the applicable Exchange Offer pursuant to Section 2.06(f) hereof.
“Exchange Offer” has the meaning set forth in the applicable Registration Rights Agreement.
“Exchange Offer Registration Statement” has the meaning set forth in the applicable Registration Rights Agreement.
“Excluded Contributions” means net cash proceeds or marketable securities received by the Company from contributions to its common equity capital designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made.
“Excluded Subsidiary” means (i) any Subsidiary of the Company that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code (“CFC”), (ii) any Subsidiary of the Company that is a CFC or (iii) any Subsidiary of the Company that is a Subsidiary of a CFC.
“Existing Credit Facility” means the Senior Secured Term Loan Facility Agreement, dated as of February 15, 2013, among Ocwen Loan Servicing, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, as the borrower, the Company, as parent, certain subsidiaries of the Company, as subsidiary guarantors, the lenders that are from time to time parties thereto and Barclays Bank PLC, as administrative agent and as collateral agent as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and any indentures or other credit facilities and whether by the same or any other agent, lender or group of lenders.
“Existing Facilities” means, collectively, the Existing Servicing Advance Facilities and the Existing Warehouse Facilities.
“Existing Servicing Advance Facilities” means the Servicing Advance Facilities of the Company and its Restricted Subsidiaries in existence on the Issue Date, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.
“Existing Warehouse Facilities” means the Warehouse Facilities of the Company and its Restricted Subsidiaries in existence on the Issue Date. in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees appli-

cable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.
“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller and a willing seller, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Company or the Restricted Subsidiary purchasing or selling such asset. For the avoidance of doubt, any sale, contribution, assignment or other transfer shall not be deemed to be for less than Fair Market Value solely because such sale, contribution, assignment or transfer was made at a discount to par.
“Fannie Mae” means the Federal National Mortgage Association, in its corporate capacity, and any majority owned and controlled affiliate thereof.
“Fixed Charge Coverage Ratio” means, with respect to any Person, as of any date, the ratio of (i) Consolidated Adjusted EBITDA of such Person for the most recently ended four full fiscal quarters (the “Four Quarter Period”) for which internal financial statements are available ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to (ii) the Fixed Charges of such Person for the Four Quarter Period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio, “Consolidated Adjusted EBITDA” and “Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:
(1)    the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and
(2)    any asset sales or other dispositions or any asset originations, asset purchases, purchase of MSRs, Servicing Advances or servicing rights, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness that is Acquired Indebtedness and also including any Consolidated Adjusted EBITDA (including any pro forma expense and cost reductions) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.
The Company shall be entitled in calculating the Fixed Charge Coverage Ratio to treat the entry into and effectiveness of a bona-fide sub-servicing agreement in respect of MSRs as an Asset Acquisition (including any related incurrence or repayment of Indebtedness).
The pro forma calculations shall be made by a responsible accounting officer of the Company in good faith based on the information reasonably available to it at the time of such calculation and may include cost savings and operating expense reductions resulting from such Investment, acquisition or purchase. The foregoing calculations shall not be required to comply with the requirements for pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto.
“Fixed Charges” means, with respect to any Person for any period, the sum of:
(1)    Consolidated Interest Expense on Corporate Indebtedness,
(2)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person (including, without limitation, the Company’s outstanding Series A Preferred Stock), and
(3)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Company, as determined in accordance with GAAP in good faith by the Company without intercompany eliminations.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.
“Ginnie Mae” means the Government National Mortgage Association.
“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Article 2 hereof.
“Government Securities” means securities that are:

(1)     direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)     obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantor” means each Subsidiary of the Company that executes a Note Guarantee (including, without limitation, any supplemental indenture in the form of Exhibit D hereto) in accordance with the provisions of this Indenture, other than an Excluded Subsidiary, and their respective successors and assigns, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
“HLSS” means Home Loans Servicing Solutions, Ltd., a Cayman Islands corporation.
“HLSS Assets” means, collectively, and in each case in connection with an HLSS Transaction and as identified in the relevant HLSS Transaction Document in connection with such HLSS Transaction, (i) Servicing Advances, including the right to collect such Servicing Advances, (ii) MSRs related to such Servicing Advances or any rights thereto, and the right to receive the servicing fees and related amounts pursuant to the related Servicing Agreements, and (iii) assets incidental to the foregoing.
“HLSS Transaction” means a transaction in which (a)(i) the Company or any Restricted Subsidiary of the Company sells HLSS Assets to HLSS, as identified in the relevant HLSS Transaction Documents, and (ii) the Company or such other Restricted Subsidiary of the Company grants to HLSS (x) a first priority security interest in all of the Company’s or such Restricted Subsidiary’s right title and interest in and to such HLSS Assets, and (y) a right to acquire the related MSRs, subject only to the satisfaction of specified conditions to be set forth in the HLSS Transaction Documents, in exchange for (b) cash consideration paid by HLSS to the Company or such Restricted Subsidiary of the Company equal to (i) 100% of the face amount of such HLSS Assets at the time of sale for any HLSS Assets other than HLSS Assets of the type identified under clause (ii) of the definition thereof and (ii) 100% of the appraised value at the time of such sale for any HLSS Assets of the type identified under clause (ii) of the definition thereof, plus a monthly base fee and performance-incentive fee based on an advance metric performance to be set forth in the related HLSS Transaction Documents.
“HLSS Transaction Documents” means, collectively, each Master Servicing Rights Purchase Agreement and Master Subservicing Agreement to be executed by and between the Company or a Re-

stricted Subsidiary of the Company and HLSS, and each supplement thereto to be executed in connection with each HLSS Transaction.
“Holder” means the Person in whose name the Note is registered on the Registrar’s book.
“Indebtedness” means with respect to any Person, without duplication:
(1)    all Obligations of such Person for borrowed money;
(2)    all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all Capitalized Lease Obligations of such Person;
(4)    all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);
(5)    all Obligations for the reimbursement of any obligor on any standby letter of credit, banker’s acceptance or similar credit transaction;
(6)    guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) or (9) below;
(7)    Obligations of any other Person of the type referred to in clauses (1) through (6) above and clause (9) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Obligation so secured;
(8)    all net Obligations under currency agreements and interest swap agreements of such Person;
(9)    all Attributable Debt of such Person; and
(10)    all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Notwithstanding anything in this definition to the contrary, in no event shall obligations under any derivative transaction related to the hedging of the mortgage origination pipeline or MSRs in the ordinary course of business and not for speculative purposes be deemed “Indebtedness.”

The amount of any Indebtedness outstanding as of any date shall be:
(1)    the accreted value thereof, in the case of any Indebtedness issued at a discount to par;
(2)    with respect to any Obligations under currency agreements and interest swap agreements, the net amount payable if such agreements terminated at that time due to default by such Person;
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)    the Fair Market Value of such assets at the date of determination; and
(b)    the amount of the Indebtedness of the other Person; or
(4)    except as provided above, the principal amount or liquidation preference thereof; in the case of any other Indebtedness.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” as defined in the recitals hereto.
“Initial Purchasers” means Barclays Capital Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC.
“Initial Registration Rights Agreement” means the Registration Rights Agreement with respect to the Initial Notes, dated as of the Issue Date, between the Company and Barclays Capital Inc., as representative of the Initial Purchasers.
“Interest Payment Date” means May 15 and November 15 of each year.
“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), advance or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities. “Investment” shall exclude (w) residential mortgage loans in the ordinary course of business, warehouse loans secured by residential mortgage loans and related assets, drawing accounts and similar expenditures in the ordinary course of business, (x) accounts receivable, extensions of trade credit or advances by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Restricted Subsidiaries’ normal trade practices, as the case may be, (y) deposits made in the ordinary course of business and customary deposits into reserve accounts related to Securitizations and (z) commission, moving, entertainment and travel expenses and similar advances to officers, directors, managers and employees, in each case, made in the ordinary course of business. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided that, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) designated by the Company, notice of which shall be given to the Trustee.
“Investment Grade Securities” means marketable securities of a Person (other than the Company or its Restricted Subsidiaries, an Affiliate or joint venture of the Company or any Restricted Subsidiary), acquired by the Company or any of its Restricted Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s.
“Issue Date” means May 12, 2014.
“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing, any lease in the nature thereof and any agreement to give any security interest); provided that in no event shall an operating lease or a transfer of assets pursuant to a Co-Investment Transaction be deemed to constitute a Lien.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“MSR” means mortgage servicing rights (including master servicing rights and excess mortgage servicing rights) entitling the holder to service mortgage loans.
“MSR Assets” means MSRs other than (i) MSRs on loans originated by the Company or its Restricted Subsidiaries for so long as such MSRs are financed in the normal course of the origination of such loans and (ii) MSRs subject to existing Liens on the Issue Date securing MSR Facilities existing on the Issue Date.
“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender (including, without limitation, any Specified Government Entity) or purchaser, in each case, primarily to finance or refinance the purchase, origination, pooling or funding by the Company or a Restricted Subsidiary of the Company of MSRs originated, purchased or owned by the Company or any Restricted Subsidiary of the Company, including, for the avoidance of doubt, any arrangement secured by MSRs held by the Company or any Restricted Subsidiary.
“MSR Facility Trust” means any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs originated or purchased by, and/or contributed to, such Person from the Company or any of its Restricted Subsidiaries or (ii) notes and securities are backed by specified MSRs purchased by, and/or contributed to, such Person from the Company or any of its Restricted Subsidiaries.
“MSR Indebtedness” means Indebtedness in connection with a MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.
“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, distributions to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“Non-Recourse Indebtedness” means, with respect to any specified Person or any of its Restricted Subsidiaries, Indebtedness that is specifically advanced to finance the origination or the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation, warranty or covenant and misapplication and customary indemnities in connection with similar transactions, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued in accordance with the terms of this Indenture.
“Oasis Notes” means the $123.6 million aggregate principal amount of Ocwen Asset Servicing Income Series (OASIS), Series 2014-1 Notes issued on February 26, 2014.
“OREAL Securities” means the asset backed notes issued pursuant to this Indenture, dated as of July 1, 2007 between Ocwen Real Estate Asset Liquidating Trust 2007-1, as issuer, and Deutsche Bank National Trust Company, as indenture trustee and custodian, and any related underlying whole loans or other securities.
“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OID Legend” means the legend set for in Section 2.06(g)(iv) hereof to be placed on each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes.
“Offering Memorandum” means the Company’s offering memorandum dated May 7, 2014, relating to the sale of the Initial Notes.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, of the Company, or, in the event that the Company has no such officers, a person duly authorized under applicable law by the directors or a similar body to act on behalf of the Company. A reference to an “Officer” of a Guarantor has a correlative meaning.
“Officers’ Certificate” means a certificate signed by or on behalf of a Person by two Officers of such Person and delivered to the Trustee.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.
“Pari Passu Debt” means Indebtedness of the Company or a Restricted Subsidiary that is pari passu in right of payment with the Notes or a Note Guarantee. For the purposes of this definition, no Indebtedness will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Participating Broker-Dealer” has the meaning set forth in the applicable Registration Rights Agreement.
“Permitted Business” means the businesses of the Company and its Subsidiaries as described (or incorporated by reference) in the Offering Memorandum and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof, including, but not limited to: (u) loan servicing and collection activities and ancillary services directly related thereto (including, but not limited to, the making of servicer advances and financing of advances), (v) asset management for investors that are not a part of the Company’s consolidated group and management of loans, real estate owned and securities portfolios for investors that are not a part of the Company’s consolidated group, (w) originating, acquiring, investing in, pooling, securitizing and/or selling Servicing Advances, MSRs, residential and commercial mortgage loans (including reverse mortgage loans) or other loans, leases, mortgage-backed securities and other mortgaged related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing), (x) providing warehouse financings to third-party mortgage originators, (y) support services to third-party lending and loan investment and servicing businesses (including any due diligence services, loan underwriting services, real estate title services, provision of broker-price opinions and other valuation services), collection of consumer receivables, bankruptcy assistance and solution activities, and the provision of technological support products and services related to the foregoing; as well as any business in the insurance industry and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.

“Permitted Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any Indebtedness of the type set forth in clauses (i) through (iv) of this definition that is acquired by the Company or any of its Restricted Subsidiaries in connection with an acquisition permitted under this Indenture, (vi) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv) or (v) of this definition and (vii) any Refinancing Indebtedness of the Indebtedness under clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition and advanced to the Company or any of its Restricted Subsidiaries based upon, and secured by, Servicing Advances, MSRs, mortgages or other loans, mortgage related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing) existing on the Issue Date or created thereafter, provided, however, solely as of the date of the incurrence of such Permitted Funding Indebtedness, the amount of the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness incurred in accordance with this clause (vii) for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect thereto (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vii)). The amount of any Permitted Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”
“Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon by the Company or any of its Restricted Subsidiaries in reasonable relation to a Permitted Business that are entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary) and shall include, without limitation, interest rate swaps, caps, floors, collars and forward hedge or mortgage sale contracts and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.
“Permitted Holders” means William C. Erbey and any of his immediate family members and any of their respective Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Indebtedness” means, without duplication, each of the following:
(1)    Indebtedness under the Initial Notes and the Exchange Notes issued in exchange for such Initial Notes pursuant to the Initial Registration Rights Agreement and Exchange Notes issued in exchange for any Additional Notes issued under this Indenture, and the Note Guarantees;
(2)    Indebtedness incurred pursuant to the Existing Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Facility as in effect on the Issue Date;
(3)    Indebtedness of the Company or any Restricted Subsidiary under Credit Facilities in an aggregate principal amount not to exceed the sum of (x) $2,300.0 million plus (y) an addi-

tional amount after all amounts have been incurred under clause (3)(x), if after giving pro forma effect to the incurrence of such additional amount and the application of proceeds therefrom, the Secured Leverage Ratio of the Company and its Restricted Subsidiaries is no higher than 3.25 to 1.0, in each case, at any one time outstanding;
(4)    other Indebtedness and Preferred Stock of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2) and (3) above);
(5)    Permitted Hedging Transactions;
(6)    Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;
(7)    Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (a) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon, and (b) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
(8)    [reserved];
(9)    the Issuance of Preferred Stock by Restricted Subsidiaries to officers, directors and employees of the Company or any Restricted Subsidiary as compensation, bonus awards or other incentive arrangements, provided that aggregate liquidation preference of all shares of Preferred Stock issued pursuant to this clause (9) in any calendar year shall not exceed $10.0 million, provided that any amounts available to be issued pursuant to this clause (9) that are unissued during any calendar year may be carried forward and utilized in succeeding calendar years;
(10)     Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;
(11)     Permitted Funding Indebtedness;
(12)     Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements;
(13)     Refinancing Indebtedness;
(14)     (A) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary of the Company (other than Non-Recourse Indebtedness) so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary of the Company is permitted under the terms of this Indenture, or (B) any guarantee by a Restricted

Subsidiary of Indebtedness of the Company (other than Non-Recourse Indebtedness); provided that such guarantee is permitted under the terms of this Indenture;
(15)     Non-Recourse Indebtedness;
(16)     (x) Acquired Indebtedness and Indebtedness incurred by the Company or any Restricted Subsidiary of the Company in connection with the acquisition of a Permitted Business and (y) Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or secured by a Lien encumbering any asset acquired by such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation in connection with the acquisition of a Permitted Business; provided that, in each case, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either
(a)    the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(b); or
(b)    the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be less than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to the incurrence of such Indebtedness;
provided, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred and outstanding at any one time by Restricted Subsidiaries that are not Guarantors pursuant to subclause (x) of this clause (16) together with Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(b) does not exceed $50 million;
(17)     Indebtedness (including Capitalized Lease Obligations) incurred to finance the development, construction, acquisition, purchase, lease, repairs, maintenance or improvement of assets (including, but not limited to, assets consisting of Servicing Advances, MSRs, mortgages or other loans, mortgage related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing)) by the Company or any Restricted Subsidiary (including the acquisition or purchase of any assets though the acquisition of any Person that becomes a Restricted Subsidiary or by the merger or consolidated of a Person with or into the Company or any Restricted Subsidiary) that is secured by a Lien on the assets acquired, purchased, leased or improved; provided that the Liens securing such Indebtedness may not extend to any other assets or property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 270 days after the latter of the acquisition or completion of the construction of the assets or property subject to the Lien; provided, further that the amount of such Indebtedness does not exceed the Fair Market Value on the date that such Indebtedness is incurred of the assets or property developed, constructed, purchased, leased, repaired, maintained or improved with the proceeds of such Indebtedness;
(18)    Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Per-

son acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(19)     Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Subsidiaries or their authorized representatives to the extent described in clause (iv) of Section 4.07(b) hereof;
(20)     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary deposit accounts maintained by the Company or any Restricted Subsidiary with banks and other financial institutions as part of its ordinary cash management program;
(21)     the incurrence of Indebtedness by a Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (21), 5.0% of Foreign Subsidiary Total Assets;
(22)     shares of Preferred Stock of a Restricted Subsidiary of the Company issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such share of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares or Preferred Stock not permitted by this clause (22);
(23)     Indebtedness of the Company and its Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;
(24)     Obligations in respect of performance, bid, appeal, customs, surety bonds and completion guarantees (including Obligations under any letter of credit incurred for such purposes) provided by the Company and its Restricted Subsidiaries in the ordinary course of business or in connection with judgments that do not result in an Event of Default;
(25)     to the extent constituting Indebtedness, Indebtedness under Excess Spread Sales incurred in the ordinary course of business;
(26)     to the extent otherwise constituting Indebtedness, obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Servicing Advances, MSRs, mortgages or other loans, mortgage related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing) purchased or originated by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business;
(27)     guarantees by the Company and its Restricted Subsidiaries of Indebtedness that is otherwise Permitted Indebtedness;
(28)     Indebtedness or Disqualified Capital Stock of the Company and Indebtedness, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference (together with Refinancing Indebtedness in respect thereof) up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Capital Stock or sales of Equity Interests to the Company or any of its Subsidiaries) to the extent that such net cash proceeds or cash have not been applied pursuant to Section 4.07 hereof and are thereafter excluded from clause (iv)(C)(2) of Section 4.07(a); provided, however, that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (28) may not exceed $50.0 million in the aggregate at any one time outstanding;
(29)     Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;
(30)     Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed the greater of (x) $75.0 million and (y) 1.00% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (30) and Refinancing Indebtedness in respect thereof;
(31)     guarantees by the Company and the Restricted Subsidiaries of the Company to owners of servicing rights in the ordinary course of business;
(32)     additional Indebtedness incurred by the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $250.0 million and (y) 3.00% of Total Assets at any one time outstanding;
(33)    Indebtedness of the Company or its Subsidiaries (including repurchase transactions) with respect to OREAL Securities in an aggregate principal amount not to exceed $50.0 million at any time;
(34)    Indebtedness owed to HLSS pursuant to the HLSS Transactions; and
(35)    Warehouse Indebtedness that is not Permitted Warehouse Indebtedness in an amount not to exceed the greater of (x) $50 million and (y) 0.75% of Total Assets in the aggregate at any one time outstanding.
For purposes of determining compliance with Section 4.09 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (35) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (and may later reclassify) such item of Indebtedness or any portion thereof in any manner that complies with this covenant; provided that Indebtedness under the Existing Credit Facility outstanding on the Issue Date shall be deemed incurred pursuant to clause (3) above and may not be reclassified. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09 hereof.
Notwithstanding any other provision of this Indenture to the contrary, for all purposes during the term of this Indenture, each lease in existence on the Issue Date shall have the same characterization as a

Capitalized Lease Obligation or an operating lease as the characterization of that lease in the most recent financial statements in existence on the Issue Date, notwithstanding any change in characterization of that lease subsequent to the Issue Date by the Company based on changes in GAAP or its interpretation of GAAP.
“Permitted Investments” means:
(1)    any Investment in the Company or in a Restricted Subsidiary;
(2)    any Investment in cash or Cash Equivalents or Investment Grade Securities;
(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)    Investments by the Company or any Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, Investments in mortgage related securities or charge-off receivables in the ordinary course of business;
(5)    Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity in the ordinary course of business or for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;
(6)    Investment in MSRs (including in the form of repurchases of MSRs);
(7)    Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility;
(8)    Investments by the Company or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company or such Restricted Subsidiary in the ordinary course of business;
(9)    any Investment made as a result of the receipt of securities or other assets of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof, or any other disposition of assets not constituting an Asset Sale;
(10)     Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company or any Unrestricted Subsidiary;
(11)     any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;
(12)     Investments in connection with Permitted Hedging Transactions;
(13)    repurchases of the Notes;

(14)     Investments in and making or origination of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs);
(15)     guarantees of Indebtedness permitted under Section 4.09 hereof;
(16)     any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(c) hereof (except transactions described in clauses (vii) and (ix) of Section 4.11(c) hereof);
(17)     Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(18)     endorsements for collection or deposit in the ordinary course of business;
(19)     any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (19) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under this Indenture;
(20)     any Investment by the Company or any Restricted Subsidiary of the Company in any Person where such Investment was acquired by the Company or any Restricted Subsidiary of the Company (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(21)     any Investment by the Company or any Restricted Subsidiary of the Company in a joint venture not to exceed the greater of (a) $200.0 million and (b) 2.50% of Total Assets;
(22)     other Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed the greater of (a) $100.0 million and (b) 1.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(23)     purchases of mortgage backed securities or similar debt instruments related to a Permitted Business;
(24)     Investments in or guarantees of Indebtedness of one or more entities the sole purpose of which is to originate, acquire, securitize and/or sell loans that are purchased, insured, guaranteed or securitized by any Specified Government Entity; provided that the aggregate amount of (i) Investments in such entities plus (ii) the aggregate principal amount of Indebtedness of such entities that are not Wholly Owned Restricted Subsidiaries which is recourse to the Com-

pany or any Guarantor shall not exceed an amount equal to 10% of the Company’s GAAP book equity as of any date of determination;
(25)     advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time;
(26)     loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other travel related expenses, in each case in the ordinary course of business; and
(27)    any Co-Investment Transaction.
“Permitted Liens” means the following types of Liens:
(1)    Liens for taxes, assessments or governmental charges or claims either: (a) not yet delinquent for a period of more than 30 days, or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;
(2)    statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;
(3)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws or similar legislation and other types of social security or obtaining of insurance, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, performance and completion guarantees, leases, contracts in the ordinary course of business, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(4)    Liens existing on the Issue Date, excluding Liens securing Indebtedness permitted to be incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”;
(5)    Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or merging with or into or consolidating or amalgamating with the Company or any Restricted Subsidiary of the Company; provided, further, however, that such Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary;
(6)    Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property or within 270 days of such acquisition, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary (other than assets and property affixed or appurtenant thereto); provided, further that the aggregate amount of obligations secured thereby does not exceed the greater of (x) $125.0 million and (y) 1.50% of Total Assets at any time outstanding and no such Lien may secure obligations in an amount that exceeds the Fair Market Value of the assets or property acquired as of the date of acquisition;
(7)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;
(8)    Liens arising from leases, subleases, licenses or sublicenses granted to others which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(9)     Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries or dispositions of assets;
(10)     Liens securing Indebtedness permitted to be Incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”;
(11)     Liens (x) in favor of the Company or any Guarantor or (y) on the assets of any Restricted Subsidiary that is not a Guarantor in favor of another Restricted Subsidiary that is not a Guarantor;
(12)     Liens securing Non-Recourse Indebtedness so long as such Lien shall encumber only (i) any Equity Interests of the Subsidiary which owes such Indebtedness, (ii) the assets originated, acquired or funded with the proceeds of such Non-Recourse Indebtedness and (iii) any intangible contract rights and other accounts, documents, records and other property directly related to the foregoing;
(13)     grants of software and other technology licenses in the ordinary course of business;
(14)     Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (4), (5), (6), (10)(b), (21) and (28) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (4), (5), (6), (10)(b), (21) and (28) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(15)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;
(16)     Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a depository or financial institution or securities intermediary;

(17)     any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(18)     any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;
(19)     judgment Liens not giving rise to an Event of Default;
(20)     survey exceptions, encumbrances, easements or reservations of, or rights of other for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the Permitted Business of the Company and its Subsidiaries and other similar charges or encumbrances in respect of real property not interfering, in the aggregate, in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(21)     any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;
(22)     Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(23)     Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(24)     Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;
(25)     Liens securing Permitted Hedging Transactions and the costs thereof;
(26)    Liens securing Indebtedness under Currency Agreements;
(27)     Liens with respect to obligations at any one time outstanding that do not exceed the greater of (x) $75.0 million and (y) 1.00% of Total Assets;
(28)     Liens securing Indebtedness incurred to finance the construction or purchase of assets (excluding MSR Assets) by the Company or any of its Restricted Subsidiaries (including any acquisition of Capital Stock or by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary); provided that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the acquisition or completion of the construction of the property subject to the Lien; provided further that the amount of Indebtedness secured by such Liens does not exceed the purchase price of the assets purchased or constructed with the proceeds of such Indebtedness;

(29)     Liens on Securitization Assets, any intangible contract rights and other accounts, documents, records and assets directly related to the foregoing assets and the proceeds thereof incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof;
(30)     Liens on spread accounts and credit enhancement assets, Liens on the stock of Restricted Subsidiaries of the Company substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;
(31)     Liens to secure Indebtedness of any Foreign Subsidiary of the Company or any Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Foreign Subsidiary or such Restricted Subsidiary that is permitted by the terms of this Indenture to be incurred; provided that such Liens extend only to the assets of such Subsidiaries;
(32)    (i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, and (ii) bankers’ Liens, right of setoff and other similar Liens existing solely with respect to property in one or more accounts maintained by the Company or a Subsidiary as customary in the banking industry in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank customarily so secured;
(33)     Liens solely on cash advances or any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement and Liens consisting of an agreement to sell or otherwise dispose of any property permitted under this Indenture;
(34)     Liens on Servicing Advances, Residential Mortgage Loans or MSRs or any part thereof and any intangible contract rights and other accounts, documents, records and property directly related to the foregoing assets and any proceeds thereof, in each case that are the subject of an Excess Spread Sale or an MSR Facility entered into in the ordinary course of business securing obligations under such Excess Spread Sale or MSR Facility;
(35)     Liens on cash, cash equivalents or other property arising in connection with the discharge or redemption of Indebtedness;
(36)     Liens on any real property constituting exceptions to title as set forth in a mortgage title policy delivered to a secured lender with respect thereto;
(37)     Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed;
(38)     Liens securing Indebtedness permitted by clause (33) of the definition of “Permitted Indebtedness”;
(39)    Liens on HLSS Assets in connection with HLSS Transactions; and
(40)    Liens on the property or assets of any Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor.

“Permitted MSR Indebtedness” means MSR Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such MSR Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.
“Permitted Residual Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase or origination of any receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Company and its Subsidiaries from the applicable Securitization Entity and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries incurred under a Servicing Advance Facility; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of Section 4.09 hereof except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Rating Agencies” means Moody’s and S&P.
“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Company in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be (or, if such agreement does not contain any related provision, as determined by senior management of the Company in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.
“Receivables” means loans and other mortgage-related receivables (including Servicing Receivables and MSRs but excluding Residual Interests and net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or, with respect to Servicing Receivables and MSRs, otherwise arising in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.
“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with clauses (1), (4), (13), (16), (17), (28) or (30) of the definition of Permitted Indebtedness or incurred pursuant to Section 4.09(b), and in each case that does not:
(1)     result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (or, if such Refinancing Indebtedness is issued with original issue discount, the aggregate issue price of such Indebtedness is not more than the aggregate principal amount of Indebtedness being refinanced) (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable tender premiums, as determined in good faith by the Company, defeasance costs, accrued interest and fees and expenses incurred by the Company in connection with such Refinancing and amounts of Indebtedness otherwise permitted to be incurred under this Indenture); or
(2)    create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or a scheduled final maturity earlier than the scheduled final maturity of the Indebtedness being Refinanced; provided that (i) (a) if the Indebtedness being Refinanced is Indebtedness of the Company or a Guarantor, such Indebtedness that is incurred is incurred by the Company or any Guarantor or (b) if the Indebtedness being Refinanced is Indebtedness of a Restricted Subsidiary that is not a Guarantor, such Indebtedness that is incurred is incurred by the Company or any Restricted Subsidiary, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Note Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Note Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced.
“Registration Rights Agreement” means (a) the Initial Registration Rights Agreement, or (b) any future registration rights agreement entered into by the Company relating to Additional Notes, in the case of each of clauses (a) and (b), as such agreement may be amended, modified or supplemented from time to time.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and, if applicable, the OID Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend, the Regulation S Temporary Global Note Legend and, if applicable, the OID Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.
“REO Asset” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables.
“Required Asset Sale” means any Asset Sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to (i) MSRs, (ii) pools or portfolios of MSRs, or (iii) the Capital Stock of any Person that holds MSRs or pools or portfolios of MSRs, which rights or obligations are either in existence on the Issue Date (or substantially similar in nature to such rights or obligations in existence on the Issue Date) or pursuant to the guidelines or regulations of a Specified Government Entity.
“Residential Mortgage Loan” means any residential mortgage loan, manufactured housing installment sale contract and loan agreement, home equity loan, home improvement loan, consumer installment sale contract or similar loan evidenced by a Residential Mortgage Note, and any installment sale contract, loan contract or chattel paper.
“Residential Mortgage Note” means a promissory note, bond or similar instrument evidencing indebtedness of an obligor under a Residential Mortgage Loan, including, without limitation, all related security interests and any and all rights to receive payments due thereunder.
“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Restricted Subsidiary secured by Residual Interests.
“Residual Interests” means any residual, subordinated, reserve accounts and retained ownership interest held by the Company or a Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, any assistant vice president, any trust officer, any assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend and, if applicable, the OID Legend.
“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend and, if applicable, the OID Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S applicable to such Note.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context requires otherwise, any reference herein to a “Restricted Subsidiary” or “Restricted Subsidiaries” shall mean each direct and indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“SEC” means the Securities and Exchange Commission.
“Secured Debt” means any Indebtedness secured by a Lien upon the property of the Company or any of its Restricted Subsidiaries (regardless of the Realizable Value of such property), but including, for purposes of the Secured Leverage Ratio, only Corporate Indebtedness secured by a Lien.
“Secured Leverage Ratio” means, on any date of determination, the ratio of (i) Secured Debt on such date to (ii) Consolidated Adjusted EBITDA for the Four Quarter Period for which internal financial statements are available ending prior to such date.
In addition, for purposes of calculating the Secured Leverage Ratio, “Consolidated Adjusted EBITDA” shall be calculated on a pro forma basis with adjustments, to the extent applicable, as set forth under the definition of “Fixed Charge Coverage Ratio.”
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.
“Securitization” means a public or private transfer, sale or financing of (i) Servicing Advances, (ii) MSRs, (iii) mortgage loans, (iv) installment contracts, (v) deferred servicing fees, (vi) warehouse loans secured by mortgage loans, (vii) mortgage related securities, including interest only securities and/or (viii) other loans and other similar assets (or any interests in any of the foregoing) and any other asset capable of being securitized, (clauses (i) – (viii) above, collectively, the “Securitization Assets”) by which the Company or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Securitization Assets to a Securitization Entity.
“Securitization Assets” has the meaning specified in the definition of “Securitization.”
“Securitization Entity” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contrib-

uting Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor and (iii) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor other than under Credit Enhancement Agreements.
“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Restricted Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or any of its Restricted Subsidiaries.
“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Company or any of its Restricted Subsidiaries based on such collateral.
“Servicing Advances” means the right to be reimbursed for advances made by the Company or any of its Restricted Subsidiaries in its capacity as servicer or any predecessor servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Company or any of its Restricted Subsidiaries otherwise advances in its capacity as servicer or any predecessor servicer pursuant to any Servicing Agreement.
“Servicing Agreements” means any servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of either the Company or any Restricted Subsidiary, as a servicer, under such servicing agreements, including the servicing guide of any Specified Government Entities, as a servicer, under such servicing agreements (including for the avoidance of doubt, any agreements related to primary servicing, sub-servicing, special servicing and master servicing).
“Servicing Receivables” means rights to collections under mortgage-related receivables, or other rights to reimbursement of Servicing Advances that the Company or a Restricted Subsidiary of the Company has made in the ordinary course of business and on customary industry terms.
“Share Repurchase” means the repurchase by the Company or any of its Restricted Subsidiaries of shares of the Company’s Common Stock with the proceeds of the Notes offered hereby.
“Shelf Registration Statement” means the Shelf Registration Statement as defined in the applicable Registration Rights Agreement.
“Significant Subsidiary” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.
“Specified Government Entities” means the Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar governmental agencies or government sponsored programs.

“Specified Transactions” shall mean (a) the Share Repurchase and (b) the payment of related fees and expenses.
“Subsidiary,” with respect to any Person, means:
(1)    any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or
(2)    any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.
“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company.
“Treasury Rate” means, as determined by the Company, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2016 ; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to May 15, 2016 , is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).
“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Unrestricted Definitive Note” means one or more Definitive Notes, substantially in the form of Exhibit A hereto, that bear, if applicable, the OID Legend and that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and, if applicable, the OID Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1)    has no Indebtedness other than Non-Recourse Indebtedness and other Indebtedness that is not recourse to the Company or any Restricted Subsidiary or any of their assets;

(2)    except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note and/or other security issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase, origination or funding by the Company or a Restricted Subsidiary of the Company of, provide funding to the Company or a Restricted Subsidiary of the Company through the transfer of, loans, mortgage-related securities (and related MSRs) and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (ii) finance the funding of or refinance Servicing Advances; or (iii) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company; provided that such purchase, origination, pooling, funding refinancing and carrying is in the ordinary course of business.
“Warehouse Facility Trusts” means any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with a Warehouse Facility, which notes and securities are backed by (i) specified loans, mortgage-related securities and other mortgage-related receivables purchased by, and/or contributed to, such Person from the Company or any Restricted Subsidiary of the Company; (ii) specified Servicing Advances purchased by, and/or contributed to, such Person from the Company or any other Restricted Subsidiary of the Company; or (iii) the carrying of REO Assets related to loans and other mortgage-related receivables purchased by, and/or contributed to, such Person or any Restricted Subsidiary of the Company.
“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; provided that the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.
SECTION 1.02.    Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Applicable Law”	12.18
“Authentication Order”	2.02
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Note Register”	2.03
“notice of acceleration”:	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payment”	4.07
“Reversion Date”	4.18
“Surviving Entity”	5.01
“Suspended Covenants	4.18
“Suspension Period”	4.18

SECTION 1.03.    Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.
The following Trust Indenture Act terms used in this Indenture have the following meanings:
“indenture securities” means the Notes;
“indenture security holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.
SECTION 1.04.    Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    words in the singular include the plural, and in the plural include the singular;
(e)    “including” means including without limitation;
(f)    “will” shall be interpreted to express a command;
(g)    provisions apply to successive events and transactions;
(h)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(i)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;
(j)    the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and
(k)    unless the context otherwise requires, all references to any “interest” or to any other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest.
SECTION 1.05.    Acts of Holders.
(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)    The ownership of Notes shall be proved by the Note Register.
(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.
(e)    The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(g)    Without limiting the generality of the foregoing, a Holder, including any Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.
(h)    The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by any Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2
THE NOTES
SECTION 2.01.    Form and Dating; Terms.
(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
(b)    Global Notes. Global Notes shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect transfers, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of:
(i)    a written certificate or other evidence in a form reasonably acceptable to the Company of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and
(ii)    an Officers’ Certificate from the Company.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited, subject to the limitation in Section 4.09.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors, if any, and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.
Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, waivers, amendments, offers to repurchase, redemption or otherwise as the Initial Notes (but not as to issue date, issue price, first payment date or interest accruing prior to such first payment date); provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number; provided, further, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 hereof.
(e)    Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and such provisions shall supersede the provisions in Section 2.06 hereof, as applicable, to the extent that they conflict with such provisions, with respect to such transfers.
SECTION 2.02.    Execution and Authentication. At least one Officer of the Company shall execute the Notes on behalf of the Company by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, as the case may be, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
On the Issue Date, the Trustee shall, upon receipt of a Company Order to authenticate (an “Authentication Order”) the Initial Notes, authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall, upon receipt of a Board Resolution and an Authentication Order, authenticate and deliver any Additional Notes and Exchange Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued hereunder. Such Authentication Order shall specify the amount of the Notes to be authenticated and, in case of any issuance of Additional Notes pursuant to Section 2.01 hereof, shall certify that such issuance is in compliance with Section 4.09 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
SECTION 2.03.    Registrar and Paying Agent. The Company shall (a) maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (b) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note shall be treated as the owner of the Note for all purposes. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.
The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.
SECTION 2.04.    Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
SECTION 2.05.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with Trust Indenture Act Section 312(a).
SECTION 2.06.    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not ap-

pointed by the Company within 90 days after the date of such notice from the Depositary, (ii) subject to the procedures of the Depositary, the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes, provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903, (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, or (iv) upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with this Indenture. Upon the occurrence of any of the preceding events in clauses (i), (ii), (iii) or (iv), Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the applicable restricted legends required pursuant to Section 2.01 hereof and this Section 2.06. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clauses (i), (ii), (iii) or (iv) and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06; provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)     Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions giv-

en by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or
(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:
(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an

Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such beneficial interest is being transferred to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained herein and therein.
(ii)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and if:
(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions an Unrestricted Definitive Note in the applicable principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)     if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)     if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E)     if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.
(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (d)(ii) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.
(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Participating Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;
(B)    any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)    any such transfer is effected by a Participating Broker Dealer pursuant to the Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with a Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered in such Exchange Offer for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not participating in a distribution of the applicable Exchange Notes and (y) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in such Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered in such Exchange Offer for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not participating in a distribution of the applicable Exchange Notes and (y) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in such Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of such Exchange Offer, and Exchange Notes issued in connection with such Exchange Offer, shall be treated as a single class of securities under this Indenture.
(g)     Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)    Private Placement Legend.
(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE NOTES EVIDENCED HEREBY AND THE RELATED GUARANTEES, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES, AND ANY SELLER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”
(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR

OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”
(iv)    OID Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:
“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO OCWEN FINANCIAL CORPORATION, 1661 WORTHINGTON ROAD, SUITE 100, WEST PALM BEACH, FLORIDA 33409, ATTENTION: CORPORATE SECRETARY.”
(v)    Applicable Procedures for Delegending. After one year has elapsed following (1) the Issue Date or (2) if the Company has issued any Additional Notes with the same terms and the same CUSIP number as the Notes within one year following the Issue Date, the date of original issuance of such Additional Notes, if the Notes are freely tradable pursuant to Rule 144 under the Securities Act by Holders who are not Affiliates of the Company where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied), the Company shall, at its option:
(A)     instruct the Trustee in writing to remove the Private Placement Legend from the Notes by delivering to the Trustee a certificate in the form of Exhibit E hereto, and upon such instruction the Private Placement Legend shall be deemed removed from any Global Notes representing such Notes without further action on the part of Holders;
(B)    notify Holders of the Notes that the Private Placement Legend has been removed or deemed removed; and
(C)    instruct DTC to change the CUSIP number for the Notes to the unrestricted CUSIP number for the Notes.
In no event will the failure of the Company to provide any notice set forth in this paragraph or of the Trustee to remove the Private Placement Legend constitute a failure by the Company to comply with any of its covenants or agreements set forth in Section 6.01 hereof or otherwise. Any Restricted Note (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms shall, upon the Trustee’s receipt of the certificate required by clause (A) above and surrender of such Restricted Note for exchange to the Registrar in accordance with the provisions of Article 2 of this Inden-

ture, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Private Placement Legend.
Notwithstanding any provision herein to the contrary, in the event that Rule 144 as promulgated under the Securities Act (or any successor rule) is amended to change the one-year holding period thereunder (or the corresponding period under any successor rule), (1) each reference in this Section 2.06(g)(v) to “one year” shall be deemed for all purposes hereof to be references to such changed period, and (2) all corresponding references in the Notes shall be deemed for all purposes hereof to be references to such changed period; provided, that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then applicable federal securities laws. This Section 2.06(g)(v) shall apply to successive amendments to Rule 144 (or any successor rule) changing the holding period thereunder.
(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(i)    General Provisions Relating to Transfers and Exchanges.
(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).
(iii)    Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption or tendered for repurchase pursuant to a Change of Control Offer or Asset Sale Offer in whole or in part, except the portion of any Note being redeemed or repurchased in part that is not redeemed or repurchased.
(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)    The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of Notes under Section 3.02 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not validly withdrawn) for purchase in connection with a Change of Control Offer or an Asset Sale Offer, in each case in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or purchased in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, interest and Additional Interest, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.
(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
(x)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(xi)    The Trustee shall have no responsibility for any actions taken or not taken by the Depositary.
SECTION 2.07.    Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.
Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.    Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
SECTION 2.09.    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company, a Guarantor, if any, or any Affiliate of the Company or a Guarantor, if any.
SECTION 2.10.    Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
SECTION 2.11.    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.
SECTION 2.12.    CUSIP and ISIN Numbers. The Company in issuing the Notes may use CUSIP numbers and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and/or ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such re-

demption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP number and ISIN numbers.
ARTICLE 3
REDEMPTION
SECTION 3.01.    Notices to Trustee.
(a)    If the Company elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five calendar days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 hereof (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate from the Company setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.
(b)     Except as otherwise provided in this Indenture or the Notes, any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption is subject to the satisfaction of one or more conditions precedent, in the Company’s discretion the redemption date may be delayed or the redemption may be rescinded in the event any such conditions shall not have been satisfied or waived by the original redemption date.
(c)    The Trustee shall not be liable for any actions taken or not taken by DTC.
SECTION 3.02.    Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such global notes will be selected for redemption by DTC in accordance with its standard procedures. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee or DTC, as applicable, from the outstanding Notes not previously called for redemption or purchase. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee shall select the Notes on a pro rata basis, by lot, or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such global notes will be selected for redemption by DTC in accordance with its standard procedures.
The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; no Notes of $2,000 or less may be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
SECTION 3.03.    Notice of Redemption. Subject to Section 3.09 hereof, the Company shall mail or cause to be mailed by first-class mail (or, in the case of Global Notes, in accordance with the Applicable Procedures) notices of redemption at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address, with a copy to the Trustee.
The notice shall identify the Notes to be redeemed (including CUSIP number(s)) and shall state:
(a)    the redemption date;
(b)    the redemption price;
(c)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(g)    the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)    that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and
(i)    if in connection with a redemption pursuant to Section 3.01(b) or 3.07(b) hereof, any condition to such redemption.
At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least five calendar days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate of the Company requesting that the Trustee give such notice and attaching a copy of the notice to be delivered to each Holder of Notes.
SECTION 3.04.    Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.01(b) or Section 3.07(b) hereof). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

SECTION 3.05.    Deposit of Redemption or Purchase Price. Prior to noon (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
SECTION 3.06.    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.
SECTION 3.07.    Optional Redemption.
(a)    At any time prior to May 15, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption).
(b)    At any time, or from time to time, on or prior to May 15, 2016, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35.0% of the principal amount of all Notes issued at a redemption price equal to 106.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption); provided that:
(i)    at least 65.0% of the principal amount of all Notes issued under this Indenture remains outstanding immediately after any such redemption; and
(ii)    the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.
Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent.

(c)    On or after May 15, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 15 of the years indicated below (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption):

Year	Percentage
2016	104.969%
2017	103.313%
2018 and thereafter	100.000%

(d)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
(e)    In addition to the Company’s rights to redeem Notes pursuant to Sections 3.07(a), (b) and (c) hereof, the Company may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.
SECTION 3.08.    Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
SECTION 3.09.    Offers to Repurchase by Application of Excess Proceeds.
(a)    In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.
(b)    The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and Pari Passu Debt, as provided in Section 4.10 hereof. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest or Additional Interest, if applicable, shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
(d)    Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee, or otherwise in accordance with the Applicable Procedures. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Debt. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(i)     that an Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open (which shall be for a pe-

riod of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law);
(ii)     the Offer Amount, the purchase price and the Purchase Date;
(iii)     that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
(v)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess of $2,000;
(vi)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note which is attached as Exhibit A hereto, completed, to the Paying Agent at the address specified in the notice (or transfer by book-entry transfer to the Depositary, as applicable) prior to the close of business on the third Business Day prior to the Purchase Date;
(vii)     that Holders shall be entitled to withdraw their tendered Notes and their election, if any, to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;
(viii)    that, if the aggregate principal amount of Notes and Pari Passu Debt surrendered by the holders thereof exceeds the Offer Amount, the Company will determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures) and the Trustee will select the Notes to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such global notes will be selected for purchase by DTC in accordance with its standard procedures (with such adjustments as may be appropriate so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased);
(ix)    that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; and
(x)    any other instructions, as determined by the Company, consistent with this 3.09 and Section 4.10 hereof, that a Holder must follow.
(e)    On or before the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes and, if required, Pari Passu Debt or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and Pari Passu Debt tendered and (ii)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate of the Company stating the aggregate principal amount of Notes or portions thereof so tendered.
(f)    The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000, in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.
(g)    Prior to noon New York City time on the Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent, money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent, as applicable, by the Company in excess of the amount necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be purchased.
(h)    Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4
COVENANTS
SECTION 4.01.    Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, Additional Interest, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, Additional Interest, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of noon (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the applicable Registration Rights Agreement.
The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.
SECTION 4.02.    Maintenance of Office or Agency. The Company shall maintain in the United States an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.
SECTION 4.03.    Reports and Other Information.
(a)    So long as any Notes are outstanding and whether or not required by the rules and regulations of the SEC, the Company shall file with the SEC and furnish to the Holders of Notes, or cause the Trustee to furnish to the Holders of Notes, within five days of the time periods specified in the SEC’s rules and regulations:
(i)    all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and
(ii)    all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
The availability of the foregoing materials on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Company’s delivery obligation.
(b)    All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants, and each Form 10-Q and 10-K will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries.
(c)    If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in clauses (a) and (b) of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company shall post the reports referred to in clauses (a) and (b) of this Section 4.03 on a website within the time periods that would apply if the Company were required to file those reports with the SEC.
(d)    If, at any time, the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then either on the face of the financial statements or in the footnotes to the financial statements and in any “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or other comparable section, the Company shall provide an analysis and discussion of the material differ-

ences with respect to the financial condition and results of operations of the Company and its Restricted Subsidiaries as compared to the Company and its Subsidiaries (including such Unrestricted Subsidiaries).
(e)    In addition, the Company agrees that, for so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(f)    [Reserved].
(g)    Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or other information required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 4.03) upon furnishing or filing such report or other information as contemplated by this Section 4.03 (but without regard to the date on which such report or other information is so furnished or filed); provided that such cure shall not otherwise affect the rights of Holders under Article 6 if payment of the Notes has been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.
(h)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
SECTION 4.04.    Compliance Certificate.
(a)    The Company and any Guarantor (to the extent that any such Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from an Officer of the Company and each such Guarantor, if any, stating that a review of the activities of (i) the Company and its Restricted Subsidiaries, in the case of a certificate from the Company, or (ii) such Guarantor, if any, and its Restricted Subsidiaries, in the case of a certificate from each such Guarantor, during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and its Restricted Subsidiaries or such Guarantor, if any, and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company and its Restricted Subsidiaries or such Guarantor, if any, and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and its Restricted Subsidiaries or such Guarantor, if any, and its Restricted Subsidiaries are taking or propose to take with respect thereto).
(b)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary of the Company gives any notice or takes any other action with respect to a claimed Default, the Company shall, within five Business Days after becoming aware of such Default, deliver written notice to the Trustee specifying such event and what action the Company proposes to take with respect thereto.
SECTION 4.05.    Taxes. The Company shall pay, and shall cause its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are con-

tested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
SECTION 4.06.    Stay, Extension and Usury Laws. The Company and any Guarantor covenants (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and any Guarantor (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
SECTION 4.07.    Limitation on Restricted Payments.
(a)    The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on, or in respect of, any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;
(ii)    purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of the Company) held by Persons other than the Company or its Restricted Subsidiaries;
(iii)     make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Indebtedness owed by the Company or any Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company, or any such payment on Indebtedness due within one year of the date of purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement) of the Company or any Restricted Subsidiary that is contractually subordinate or junior in right of payment to the Notes; or
(iv)    make any Restricted Investment
if at the time of such action (each such payment and other actions set forth in clauses (i) through (iv) of this Section 4.07(a) being collectively referred to as, a “Restricted Payment”), or immediately after giving effect thereto:
(A)    a Default or an Event of Default shall have occurred and be continuing; or
(B)     immediately after giving effect thereto on a pro forma basis, the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(b); or

(C)    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:
(1)    50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2014 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit); plus
(2)     100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company from any Person after the Issue Date including:
(x)     any contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Capital Stock and Excluded Contributions);
(y)    the issuance or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Subsidiary of the Company); plus
(3)     to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (y) the initial amount of such Restricted Investment; plus
(4)     to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary of the Company (or is merged, consolidated or amalgamated with or into, or otherwise transfers or conveys assets to, the Company or any of its Restricted Subsidiaries) after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such designation or transaction.
(b)    Section 4.07(a) hereof shall not prohibit:
(i)    the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice under this Indenture;
(ii)    the making of any Restricted Payment, either (A) solely in exchange for shares of Qualified Capital Stock of the Company, (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, or (C) through the application of a substantially concurrent cash capital contribution received by the Company from its shareholders (which sale for cash of Qualified Capital Stock or capital contribution (to the extent so used) shall be excluded from the calculation of amounts under clause (C)(2) of Section 4.07(a) hereof) and which sale or contribution being deemed substantially concurrent if such Restricted Payment occurs within 60 days of such sale or contribution);

(iii)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary (including the acquisition of any shares of Disqualified Capital Stock of the Company) that is contractually subordinated to the Notes or to any Note Guarantee in exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness (with an incurrence being deemed substantially concurrent if such Restricted Payment occurs within 60 days of such incurrence); provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;
(iv)    so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Subsidiaries or their authorized representatives, in an aggregate amount not to exceed $10.0 million in any calendar year; plus (A) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer or employee of the Company or any Restricted Subsidiary of the Company (provided that the amount of such net cash proceeds received by the Company and utilized pursuant to this clause (iv)(A) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (C)(2) of Section 4.07(a) hereof) and (B) the proceeds of “key-man” life insurance policies that are used to make such redemptions or repurchases; provided that amounts available pursuant to this clause (iv) to be utilized for Restricted Payments during any calendar year may be carried forward and utilized in the succeeding calendar years; and provided, further, that the cancellation of Indebtedness owing to the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture;
(v)    (A) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities and (B) repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent necessary to pay applicable withholding taxes;
(vi)    any payment of cash by the Company in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;
(vii)    so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of (i) the Company’s outstanding Series A Preferred Stock and (ii) any class or series of Disqualified Capital Stock of the Company or Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 4.09(b) hereof so long as such dividends are included in the definition of “Fixed Charges”;

(viii)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
(ix)    any repricing or issuance of employee stock options or other awards or the adoption of bonus arrangements, in each case in connection with the issuance of the Notes, and payments pursuant to such arrangements;
(x)    Restricted Payments that are made with Excluded Contributions;
(xi)    Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by Section 4.10 hereof (including after the making by the Company of any Asset Sale Offer required to be made by the Company pursuant to such covenant and the purchase of all Notes tendered therein);
(xii)     upon occurrence of a Change of Control or Asset Sale and within 60 days after the completion of the Change of Control Offer or Asset Sale Offer pursuant to Section 4.14 or Section 4.10 hereof, as applicable (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101.0% (in the case of a Change of Control) or 100.0% (in the case of an Asset Sale) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Restricted Subsidiary of the Company;
(xiii)    Restricted Payments in an amount not to exceed $25.0 million;
(xiv)    Repurchases of shares of the Company’s Series A Perpetual Convertible Preferred Stock outstanding on the Issue Date (including purchases of shares of Common Stock that have been or are issuable upon conversion of shares of its Series A Perpetual Convertible Preferred Stock, which purchases shall not reduce the amount of its Common Stock permitted to be purchased under clause (xv) of this Section 4.07(b)); provided that in the case of this clause (xiv) both immediately prior to and after giving effect thereto (i) no Default shall exist or result therefrom and (ii) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.0 to 1.0 on a pro forma basis; and
(xv)    Repurchases of shares of the Company’s Common Stock in an aggregate amount for all such purchases up to $1,500 million; provided that in the case of this clause (xv) both immediately prior to and after giving effect thereto (i) no Default shall exist or result therefrom and (ii) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.0 to 1.0 on a pro forma basis.
In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of Section 4.07(a) hereof, amounts expended pursuant to clauses (i), (iv), (vii) and (xiii) of this Section 4.07(b) shall be included in such calculation.
For purposes of determining compliance with this Section 4.07, if any Investment or Restricted Payment would be permitted pursuant to one or more of the provisions described in Section 4.07(b)

and/or one or more exceptions contained in the definition of “Permitted Investments,” the Company may classify all or any portion of such Investment or Restricted Payment in any manner that complies with this Section 4.07 or the definition of “Permitted Investment” and may later reclassify all or any portion of any such Investment or Restricted Payment in any manner that complies with this Section 4.07 or the definition of “Permitted Investment” so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exceptions as of the date of such reclassification.
SECTION 4.08.    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:
(i)    pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries;
(ii)    make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; or
(iii)    transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company.
(b)    Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:
(i)    applicable law, rule, regulation or order;
(ii)    this Indenture, the Notes, the Exchange Notes and any Note Guarantees;
(iii)    customary provisions of any contract, lease or license restricting assignments, subservicing, subcontracting or other transfers;
(iv)    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;
(v)    the Existing Facilities as each exists on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to facilities similar to the Existing Facilities (under the relevant circumstances) and will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Company);
(vi)    agreements existing on the Issue Date, including the Existing Credit Facility, to the extent and in the manner such agreements are in effect on the Issue Date;
(vii)    restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with this Indenture;

(viii)    provisions in agreements evidencing Permitted Funding Indebtedness that impose restrictions on the collateral securing such Indebtedness, provide for financial covenants, limitations on affiliate transactions, the transfer of all or substantially all assets, other fundamental changes or other customary limitations which, in each case as determined in good faith by the Company, are customary or will not materially affect the ability of the Company to pay the principal, interest and premium and Additional Interest, if any, on the Notes;
(ix)    restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;
(x)    restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;
(xi)    any agreement or instrument governing Capital Stock of any Person that is acquired;
(xii)    the requirements of any Securitization, Warehouse Facility or MSR Facility that are exclusively applicable to any Securitization Entity, Warehouse Facility Trust, MSR Facility Trust or special purpose Subsidiary of the Company formed in connection therewith;
(xiii)    customary provisions in joint venture and other similar agreements relating solely to the assets or the Equity Interests of such joint venture;
(xiv)    customary provisions in leases, licenses and other agreements entered into in the ordinary course of business;
(xv)    restrictions on cash or other deposits or net worth imposed by customers or other counterparties of the Company and its Restricted Subsidiaries under contracts entered into in the ordinary course of business;
(xvi)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 4.08(a);
(xvii)    restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property not otherwise prohibited under this Indenture;
(xviii)    other Indebtedness, Disqualified Capital Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof; provided that the restrictions will not materially affect the ability of the Company to pay the principal, interest and premium, if any, and Additional Interest, if any, on the Notes, as determined in good faith by the Company; and
(xix)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through (iv) and (vi) through (xviii) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
SECTION 4.09.    Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, in each case other than Permitted Indebtedness.
(b)    Notwithstanding Section 4.09(a) hereof, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), and the Company’s Restricted Subsidiaries may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or Preferred Stock, after giving effect to the incurrence thereof and the use of proceeds thereof, the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.0 to 1.0; provided, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred and outstanding at any one time by Restricted Subsidiaries that are not Guarantors pursuant to this paragraph together with any Indebtedness incurred pursuant to clause (16) of the definition of Permitted Indebtedness does not exceed $50 million.
SECTION 4.10.    Asset Sales.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than a Required Asset Sale, unless:
(i)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(ii)    except in the case of an Asset Swap, at least 75.0% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
(A)    any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability;
(B)    any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion;
(C)    any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 1.25% of Total Assets, at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of

Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and
(D)    any stock or assets of the kind referred to in clauses (iv) and (v) of Section 4.10(b).
(b)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, including a Required Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option, in any combination of the following:
(i)    to prepay or repay Secured Debt of the Company or any Guarantor or Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor; provided, however, that Net Proceeds may not be applied to the prepayment or repayment of Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness, other than Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale;
(ii)    to prepay or repay Pari Passu Debt permitted to be incurred pursuant to this Indenture to the extent required by the terms thereof, and, in the case of Pari Passu Debt under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if the Company prepays or repays Pari Passu Debt pursuant to this clause (ii), the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to equally and ratably purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;
(iii)    to make one or more offers to the holders of the Notes (and, at the option of the Company, the holders of Pari Passu Debt) to purchase Notes (and such other Pari Passu Debt) pursuant to and subject to the conditions applicable to Asset Sale Offers described below;
(iv)    to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or
(v)    to acquire other assets that are used or useful in a Permitted Business (including, without limitation, Securitization Assets and assets that consist of Servicing Advances, MSRs, mortgages and other loans, mortgage related securities and derivatives, other mortgage related receivables, REO Assets, Residual Assets and other similar assets (or any interest in any of the foregoing) that are used to support or pledged to secured Permitted Funding Indebtedness) or to make capital expenditures;
provided that, in the case of clauses (iv) and (v) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c)    Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings and/or borrowings under Permitted Funding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
(d)    Any Net Proceeds from Asset Sales that are not applied or invested within 365 days (as extended by any Acceptable Commitment) as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within 30 days thereof, the Company shall make an offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer shall be equal to 100.0% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures) and the Trustee will select the Notes to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such global notes will be selected for purchase by DTC in accordance with its standard procedures. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
(e)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.
SECTION 4.11.    Limitation on Transactions with Affiliates.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), involving aggregate payment of consideration in excess of $5.0 million other than:
(i)    Affiliate Transactions permitted pursuant to Section 4.11(c); and
(ii)    Affiliate Transactions on terms that, in the good faith judgment of the Company or the applicable Restricted Subsidiary, are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.
(b)    All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $15.0 million shall be approved by the Board of Directors of the Company or such

Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the provisions of Section 4.11(a).
(c)    The restrictions set forth in Sections 4.11 (a) and 4.11(b) hereof shall not apply to:
(i)    any employment or consulting agreement, employee or director benefit plan, officer or director compensation or indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of the Company and payments pursuant thereto and the issuance of Equity Interests of the Company (other than Disqualified Capital Stock) to directors, employees and consultants pursuant to stock option or stock ownership, bonus or benefit plans;
(ii)    transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries;
(iii)    transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries has made an Investment in the ordinary course of business and such Person is an Affiliate solely because of such Investment;
(iv)    transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;
(v)    any agreement or arrangement as in effect as of the Issue Date or any amendment or replacement agreement thereto or any transactions or payments contemplated thereby (including pursuant to any amendment or replacement agreement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date (as determined by the Company in good faith);
(vi)    an agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Company or a Restricted Subsidiary and not entered into in contemplation of such acquisition or merger;
(vii)    Restricted Payments or Permitted Investments (other than pursuant to clause (1), (3) or (16) thereunder) permitted by this Indenture;
(viii)    sales of Qualified Capital Stock by the Company or any Restricted Subsidiary and capital contributions to the Company from Affiliates;
(ix)    the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the Holders of the Notes in any material respect (as determined by the Company in good faith);

(x)    transactions in which the Company or any Restricted Subsidiary of the Company, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair, from a financial standpoint, to the Company or such Restricted Subsidiary;
(xi)    (A) the provision of mortgage servicing, mortgage loan origination, real estate logistics, brokerage and management and similar services to Affiliates in the ordinary course of business and otherwise not prohibited by this Indenture that are fair to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith), and (B) transactions with customers, clients, suppliers, vendors, contractors, joint venture partners or purchasers or sellers of assets or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith);
(xii)     Co-Investment Transactions;
(xiii)    payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice; and
(xiv)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Permitted Securitization Indebtedness or Permitted Funding Indebtedness.
SECTION 4.12.    Limitation on Liens. The Company shall not, and shall not cause or permit any Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company or any Guarantor securing Indebtedness of the Company or its Restricted Subsidiaries unless:
(a)    in the case of Liens securing Indebtedness of the Company or its Restricted Subsidiaries that is expressly subordinate or junior in right of payment to the Notes or such Guarantor’s Note Guarantee, the Notes or such Guarantor’s Note Guarantee are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and
(b)    in all other cases, the Notes and any Note Guarantees are equally and ratably secured except for:
(i)    Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;
(ii)    Liens securing Non-Recourse Indebtedness;
(iii)    (A) Liens securing Permitted Funding Indebtedness so long as any such Lien shall encumber only (1) the assets originated, acquired or funded with the proceeds of such Indebtedness, assets that consist of Servicing Advances, MSRs, loans, mortgages and other secured loans, mortgage related securities and derivatives, other mortgage related receivables, REO Assets, Residual Assets and other similar assets (or any interests in any of the foregoing) subject to and pledged to secure such Indebtedness, and (2) any intangible contract rights and other accounts, documents, records and other assets directly related to the assets set forth in the preceding clause (1) of this clause (iii)(A) and any proceeds thereof, and (B) Liens in any cash collateral or restricted accounts securing Permitted Funding Indebtedness;
(iv)    Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens (A) are, when taken as a whole, not materially less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced, and (B) do not extend to or cover any property or assets of the Company or its Restricted Subsidiaries not securing the Indebtedness so Refinanced (or property of the same type and value); and
(v)    Permitted Liens.
(c)    Any Lien created for the benefit of Holders pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in Section 4.12(a) or Section 4.12(b) hereof.
SECTION 4.13.    Conduct of Business. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
SECTION 4.14.    Offer to Repurchase Upon Change of Control.
(a)    Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.0% of the principal amount of the Notes purchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest and Additional Interest, if any, due on the relevant Interest Payment Date that is on or prior to the applicable date of repurchase).
(b)    Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, which notice shall govern the terms of the Change of Control Offer. Such notice shall state the following information:
(i)    that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;
(ii)    the purchase price (the “Change of Control Payment”);
(iii)    the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (or, in the case of Global Notes, delivered), other than as may be required by law (the “Change of Control Payment Date”);
(iv)    that any Note not tendered or accepted for payment will remain outstanding and continue to accrue interest;

(v)    that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if applicable, after the Change of Control Payment Date;
(vi)    that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase,” which is attached to the form of Note attached as Exhibit A hereto, on the reverse of the Note completed, to the Paying Agent at the address specified in the notice (or transfer by book-entry transfer to the Depositary, as applicable) prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
(vii)    that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and
(viii)    any other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow.
(c)    The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) an unconditional notice of redemption as to all outstanding Notes has been given pursuant to Sections 3.07(a) and 3.07(c) hereof, unless and until there is a default in payment of the applicable redemption price.
(d)    Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control conditioned upon such Change of Control if at the time of making of the Change of Control Offer a definitive agreement is in place with respect to such Change of Control.
(e)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.
(f)    The Company will have the right to redeem the Notes at 101.0% of the principal amount thereof following the consummation of a Change of Control if at least 95.0% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control.
SECTION 4.15.    Limitation on the Issuance of Guarantees of Indebtedness by Restricted Subsidiaries.
(a)    If after the Issue Date any Restricted Subsidiary guarantees any Indebtedness of the Company or any Guarantor of the Notes, then within 30 days of the date on which such Restricted Subsidiary guaranteed such Indebtedness of the Company or such Guarantor, the Company shall cause such

Restricted Subsidiary to fully and unconditionally guarantee the Notes, jointly and severally with any other Guarantors, and to execute a supplemental indenture, the form of which is attached as Exhibit D hereto (together with Opinions of Counsel as to the enforceability of such Note Guarantee); provided, however, that if the guarantee of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated in right of payment to the Notes or any Note Guarantee, then such guarantee of such Restricted Subsidiary shall be subordinated in right of payment to such Restricted Subsidiary’s Note Guarantee to the same extent such other Indebtedness is subordinated to the Notes or such other Note Guarantee
(b)    The Note Guarantees shall be joint and several obligations of the Guarantors.
(c)    Any Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, other than in compliance with Section 10.06.
(d)    Any Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged in accordance with Section 10.07.

SECTION 4.16.    Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if:
(a)    the Company or that Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 4.09 hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof;
(b)    the consideration of that sale and leaseback transaction is at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and
(c)    the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.10 hereof.
SECTION 4.17.    Designation of Unrestricted and Restricted Subsidiaries.
(a)    The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
(b)    Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would occur and be continuing following such designation.
SECTION 4.18.    Covenant Suspension. During any period of time that the Notes are rated Investment Grade and no Default or Event of Default has occurred and is then continuing, the Company and its Restricted Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.15 and 5.01(a)(B) hereof (collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time (the “Suspension Period”) as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the Notes such that the Notes are not rated Investment Grade (the “Reversion Date”), then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the Reversion Date, (a) calculations with respect to Restricted Payments will be made in accordance with the terms of Section 4.07 as though such covenant had been in effect prior to, and throughout the Suspension Period and accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a), (b) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (4) of the definition of Permitted Indebtedness, (c) for purposes of Section 4.08, on the Reversion Date, any consensual encumbrances or restrictions of the type specified in Section 4.08(a)(i), (ii) or (iii) entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted by Section 4.08(b)(vi), (d) for purposes of Section 4.10, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero and (e) for purposes of Section 4.11, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Section 4.11(c)(v).
During a Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries. The Company will provide the Trustee with prompt written notice of the commencement of any Suspension Period or Reversion Date.
ARTICLE 5
SUCCESSORS
SECTION 5.01.    Merger, Consolidation or Sale of All or Substantially All Assets.
(a)    The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries net of any associated non-recourse or secured obligations), whether as an entirety or substantially as an entirety, to any Person unless:

(A)    either:
(1)    the Company shall be the surviving or continuing entity; or
(2)    the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):
(i)     shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation; and
(ii)    shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;
(B)    immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(ii) of this Section 5.01(a) (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (a) be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(b) hereof, or (b) the Company and its Restricted Subsidiaries shall have a pro forma Fixed Charge Coverage Ratio that would not be less than the actual Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;
(C)    immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (A)(2)(ii) of this Section 5.01 (a) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and
(D)    the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.
(b)    For purposes of Section 5.01(a), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c)    Notwithstanding the foregoing, Section 5.01 (a) shall not apply to:
(i)    a merger of the Company with an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction;
(ii)    any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or
(iii)    any Required Asset Sale that complies with Section 4.10 hereof.
SECTION 5.02.    Surviving Entity Substituted. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, in which the Company is not the continuing entity, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.
ARTICLE 6
DEFAULTS AND REMEDIES
SECTION 6.01.    Events of Default. An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(i)    the failure to pay interest, or Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;
(ii)    the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;
(iii)    a default in the observance or performance of any other covenant or agreement contained in this Indenture and such default continues for a period of 60 days (or, in the case of Section 4.03, 120 days) after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the then outstanding principal amount of all Notes issued under this Indenture;
(iv)    the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $75.0 million or more at any time; provided that in connection with any series of convertible or exchangeable securities (A) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (B) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (C) the rights of holders of such securities to require any repurchase by the Company of such securities in cash shall not, in itself, constitute an Event of Default under this clause (iv);

(v)    one or more judgments in an aggregate amount in excess of $75.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a solvent and unaffiliated insurance company has acknowledged coverage of such judgments in writing);
(vi)    the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(A)    commences proceedings to be adjudicated bankrupt or insolvent;
(B)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;
(C)    consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;
(D)    makes a general assignment for the benefit of its creditors; or
(E)    generally is not paying its debts as they become due;
(vii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary or any such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;
(B)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any such Restricted Subsidiary or any such group of Restricted Subsidiaries; or
(C)    orders the liquidation of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(viii)    the Note Guarantee of any Significant Subsidiary of the Company shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary of the Company, as the case may be, denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with this Indenture.
In the event of a declaration of acceleration of the Notes because an Event of Default specified in clause (iv) of Section 6.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to Section 6.01(iv) shall be remedied or cured by the Company or the applicable Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within twenty days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
SECTION 6.02.    Acceleration.
(a)    If an Event of Default (other than an Event of Default specified in clause (vi) or (vii) of Section 6.01 hereof with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under this Indenture may declare the principal of, premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all the Notes issued under this Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the Notes shall become immediately due and payable.
(b)    If an Event of Default specified in clause (vi) or (vii) of Section 6.01 hereof with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the then outstanding Notes issued under this Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
(c)    At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a) or 6.02(b) hereof, the Holders of a majority in principal amount of all outstanding Notes issued under this Indenture may rescind and cancel such acceleration and its consequences:
(i)    if the rescission would not conflict with any judgment or decree;
(ii)    if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
(iii)    to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such acceleration, has been paid;
(iv)    if the Company has paid the Trustee (including its agents and counsel) its reasonable fees and expenses and reimbursed the Trustee for its expenses, disbursements and advances; and
(v)    in the event of the cure or waiver of an Event of Default of the type described in clause (vi) or (vii) of Section 6.01 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.
No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.    Other Remedies.
(a)    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
(b)    The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
SECTION 6.04.    Waiver of Past Defaults. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, interest or Additional Interest, if any, on any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02 hereof, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall affect any subsequent or other Default or impair any right consequent thereto.
SECTION 6.05.    Control by Majority. Subject to all provisions of this Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.
SECTION 6.06.    Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest and Additional Interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.07.    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, interest and Additional Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.08.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
SECTION 6.09.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
SECTION 6.10.    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
SECTION 6.11.    Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including any Guarantor), its creditors or its property and shall be entitled and empowered to participate as members in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.12.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.
SECTION 6.13.    Trustee May Enforce Claims without Possession of Notes. All rights of action and claims under this Indenture or any of the Notes may be prosecuted and enforced by the Trustee with-

out the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery or judgment, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, shall be for the ratable benefit of each and every Holder of a Note in respect of which such judgment has been recovered.
SECTION 6.14.    Limitation on Suits. Subject to Section 6.06 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(a)    such Holder has previously given the Trustee notice that an Event of Default is continuing;
(b)    Holders of at least 25% of the then outstanding principal amount of all Notes issued under this Indenture have requested the Trustee to pursue the remedy;
(c)    Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
(d)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(e)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder.
SECTION 6.15.    Priorities. If the Trustee or any agent collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:
(a)    FIRST, to the Trustee, each Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all fees, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;
(b)    SECOND, to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Interest, if any, respectively; and
(c)    THIRD, to the Company or to such party as a court of competent jurisdiction shall direct including any Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.15.

ARTICLE 7
TRUSTEE
SECTION 7.01.    Duties of Trustee.
(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.
(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.    Rights of Trustee.
(a)    The Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate of the Company or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
(j)    In the event the Company is required to pay Additional Interest, the Company shall provide written notice to the Trustee of the Company’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional

Interest to be paid by the Company. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.
(k)    The Trustee may request that the Company and any Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.
(l)    The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.
(m)     The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
SECTION 7.03.    Individual Rights of Trustee. Subject to the Trust Indenture Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and 7.11 hereof.
SECTION 7.04.    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
SECTION 7.05.    Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.
SECTION 7.06.    Reports by Trustee to Holders of the Notes. Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).
A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.07.    Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable fees, disbursements and expenses of the Trustee’s agents and counsel.
The Company and any Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any third-party claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence (as determined by a court of competent jurisdiction in a final and non-appealable order).
Notwithstanding the provisions of Section 4.12 hereof, to secure the payment obligations of the Company and any Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee from the Company or any Guarantor, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vi) or (vii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.
The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
SECTION 7.08.    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal. The Company may remove the Trustee if:
(a)    the Trustee fails to comply with Section 7.10 hereof or Section 310 of the Trust Indenture Act;

(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)    a custodian or public officer takes charge of the Trustee or its property; or
(d)    the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
SECTION 7.09.    Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
SECTION 7.10.    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).
SECTION 7.11.    Preferential Collection of Claims Against Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
SECTION 8.02.    Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and any Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and any Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of any Guarantors (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same (in form and substance satisfactory to the Trustee)), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(a)    the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (including Additional Interest, if any) on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;
(b)    the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments under Article 2 and money for security payments held in trust;
(c)    the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and
(d)    this Section 8.02.
Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
SECTION 8.03.    Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and any Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 hereof and Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and any Note Guarantees shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(iv), 6.01(v), 6.01(vi) (solely with respect to the Company’s Restricted Subsidiaries that are not Significant Subsidiaries), 6.01(vii) (solely with respect to the Company’s Restricted Subsidiaries that are not Significant Subsidiaries) and 6.01 (viii) hereof shall not constitute Events of Default.
SECTION 8.04.    Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(a)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in Dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date);
(b)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:
(i)     the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(ii)    since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) (and the incurrence of Liens associated with any such borrowings));

(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(f)    the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and
(g)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) of this Section 8.04 with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.
SECTION 8.05.    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.
The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal, interest and Additional Interest, if any, received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time, upon the written request of the Company, any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.06.    Repayment to Company. Subject to any abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, interest and Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, and premium, if any, interest and Additional Interest, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
SECTION 8.07.    Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, interest and Additional Interest, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
SECTION 9.01.    Without Consent of Holders of Notes. Notwithstanding Section 9.02 hereof, the Company, any Guarantor (with respect to any Note Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture and any Note Guarantee or Notes without the consent of any Holder:
(a)    cure any mistakes, ambiguities, defects or inconsistencies;
(b)    provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;
(c)    provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company or such Guarantor and the release of the Company or such Guarantor, in each case pursuant to Article 5 hereof or Section 4.15 hereof, as applicable;
(d)    make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder of the Notes (as evidenced by an Officers’ Certificate) or to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;
(e)    comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;
(f)    provide for the issuance of Additional Notes issued after the Issue Date in accordance with the limitations set forth in this Indenture;
(g)    allow any Guarantor to execute a supplemental indenture and/or a guarantee with respect to the Notes or to effect the release of any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);
(h)    secure the Notes;
(i)    provide for the issuance of Exchange Notes or private exchange notes;

(j)    conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to conform to a provision of this Indenture, the Note Guarantees or the Notes (as evidenced in an Officers’ Certificate); or
(k)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof.
Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and any Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
SECTION 9.02.    With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Company, any Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.06 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or any Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and any Guarantors, if applicable, in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(b)    reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest or Additional Interest once due, on any Notes;

(c)    reduce the principal of or change or have the effect of changing the fixed final maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor (other than the provisions relating to Sections 4.10 and 4.14 prior to the time that any obligation to repurchase has arisen under such Sections);
(d)    make any Notes payable in money other than that stated in the Notes;
(e)    make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes issued under this Indenture to waive Defaults or Events of Default;
(f)    waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(g)    after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto;
(h)    modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders;
(i)     release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
(j)     make any change in the preceding amendment and waiver provisions.
SECTION 9.03.    Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.
SECTION 9.04.    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.
SECTION 9.05.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
SECTION 9.06.    Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate of the Company and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof).
ARTICLE 10
NOTE GUARANTEES
SECTION 10.01.    Note Guarantee. Subject to this Article 10, each of the Guarantors that joins this Indenture pursuant to Section 4.15 or otherwise hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, interest and Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and accrued and unpaid interest and Additional Interest, if any, on the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent it may lawfully do so) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged except by full payment or complete performance of the obligations contained in the Notes and this Indenture.
Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.
If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, each Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of each Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of each Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee and Holders under the Note Guarantees.
Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
The Note Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future unsubordinated indebtedness of such Guarantor, if any.
Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
SECTION 10.02.    Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law or fraudulent conveyance laws to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under, applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
SECTION 10.03.    Execution and Delivery. To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a supplemental indenture attached hereto as Exhibit D shall be executed on behalf of such Guarantor by an Officer of such Guarantor.
Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
If an Officer whose signature is on a supplemental indenture attached hereto as Exhibit D no longer holds that office at the time the Trustee authenticates the Note, such Note Guarantee shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
If required by Section 4.15 hereof, the Company shall cause any newly created or acquired Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.
SECTION 10.04.    Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.
SECTION 10.05.    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
SECTION 10.06.    Merge, Consolidation or Sale of All or Substantially All Assets. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(a)    except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing;
(b)    either:
(i)    the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if not the Guarantor) assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture; or
(ii)    such sale or other disposition or consolidation or merger in compliance with Section 4.10 hereof; and
(c)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, disposition, consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture will comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.
SECTION 10.07.    Release of Note Guarantees. A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Note Guarantee (other than delivery of the Officers’ Certificate referred to in this Section 10.07), in the following circumstances:
(a)    in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;
(b)    in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;
(c)    if the Company designates that any Restricted Subsidiary of the Company that is a Guarantor to be an Unrestricted Subsidiary of the Company in accordance with Section 4.17 hereof;
(d)    if such Guarantor is released from its guarantee which caused such Restricted Subsidiary to become a Guarantor pursuant to Section 4.15 (except if such release is pursuant to, or as a result of, a complete payment under such guarantee); or
(e)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture by the Company pursuant to Article 11 hereof.
In connection with any such release, the Company shall deliver to the Trustee an Officers’ Certificate of such Guarantor confirming the effective date of such release and stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11
SATISFACTION AND DISCHARGE
SECTION 11.01.    Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Notes when:
(a)    either:
(i)     all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or
(ii)    all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of delivery of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any and interest on (including Additional Interest, if any) on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(b)    the Company or any Guarantor has paid all other sums payable under this Indenture by the Company; and
(c)    the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.
Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.
SECTION 11.02.    Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all funds deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Guarantor acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, interest and Additional Interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any funds in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any pay-

ment of principal of, premium, if any, interest or Additional Interest, if any, on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the funds held by the Trustee or Paying Agent.
ARTICLE 12
MISCELLANEOUS
SECTION 12.01.    Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.
SECTION 12.02.    Notices. Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), PDF transmission, fax or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company:

Ocwen Financial Corporation
c/o Ocwen Mortgage Servicing, Inc.
402 Strand Street
Frederiksted, VI 00840
Fax: (561) 682-8177
Attention: General Counsel and Secretary

If to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
10161 Centurion Parkway
Jacksonville, FL  32256
Fax No.:  (904)  645-1972
Attention:  Craig Kaye

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.
Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address (or, in the case of Global Notes, in accordance with the Applicable Procedures) shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it; provided that any notices or communications to the Trustee shall be deemed effective only upon actual receipt thereof.
If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
The Trustee agrees to accept and act upon notices, instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Company and the Guarantors, if any, elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company and the Guarantors, if any, agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
SECTION 12.03.    Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).
SECTION 12.04.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors, if any, to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:
(a)    An Officers’ Certificate of the Company in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)    An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
SECTION 12.05.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:
(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and
(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
SECTION 12.06.    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
SECTION 12.07.    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or any Guarantors shall have any liability for any obligation of the Company or any Guarantors, respectively, under the Notes, the Note Guarantees and this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantee. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 12.08.    Governing Law; Consent to Jurisdiction and Service. THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY NOTE GUARANTEE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
To the fullest extent permitted by applicable law, the Company and each Guarantor, if any, hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company and each Guarantor, if any, irrevocably waives, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. The Company and each Guarantor, if any, agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it, and may be enforced in any courts to the jurisdiction of which it is subject by a suit upon such judgment, provided, that service of process is effected upon it in the manner specified herein or as otherwise permitted by law. To the extent the Company or any Guarantor, if any, has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.
SECTION 12.09.    Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, IF ANY, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
SECTION 12.10.    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) ser-

vices; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
SECTION 12.11.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 12.12.    Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor, if any, in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.
SECTION 12.13.    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 12.14.    Counterpart Originals. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 12.15.    Table of Contents, Headings, etc. The Table of Contents, Cross Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
SECTION 12.16.    Qualification of Indenture. The Company and the Guarantors, if any, shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the applicable Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Guarantors, if any, and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company and the Guarantors, if any, any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.
SECTION 12.17.    U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
Section 12.18. FATCA. In order to comply with Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, any regulations or official interpretations thereof, and any intergovernmental agreements and related laws, rules or regulations to implement any of the foregoing (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to the Indenture, the Company and Guarantors agree (i) to provide to The Bank of New York Mellon Trust Company, N.A. sufficient information, to the extent it has such information in its possession, about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so The Bank of New York Mellon Trust Company, N.A. can determine whether it has tax related obligations under Applicable Law, (ii) that The Bank of New York Mellon Trust Company, N.A. shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law for which The Bank of New York Mellon Trust Company, N.A. shall not have any liability, and (iii) to hold harmless The Bank of New York Mellon Trust Company, N.A. for any losses it may suffer due to the actions it takes to comply with such Applicable Law, other than any loss suffered as a result of its own willful misconduct, negligence or bad faith. The terms of this section shall survive the termination of this Indenture.
[Signature Pages Follow]

OCWEN FINANCIAL CORPORATION, as Company
By:         /s/ John V. Britti
Name:    John V. Britti
    Title:    Executive Vice President and Chief                 Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:        /s/ Melonee Young
Name:    Melonee Young
    Title:    Vice President

Signature Page to Indenture

Exhibit A
FORM OF NOTE
[FACE OF NOTE]
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [          ]
ISIN [          ]1
[RULE 144A][REGULATION S] GLOBAL NOTE
6.625% Senior Notes due 2019
No.        [Initially][$       ]
OCWEN FINANCIAL CORPORATION
Ocwen Financial Corporation, a Florida corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [               ][CEDE & CO.], or its registered assigns, the principal sum [of             United States Dollars][as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] on May 15, 2019.

Interest Payment Dates:	May 15 and November 15 of each year, commencing on November 15, 2014[2]

Record Dates:	May 1 and November 1
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.
[Signature Page Follows]

___________________________

[1]	Rule 144A Note CUSIP / ISIN: 675746 AE1 / US675746AE10
Regulation S Note CUSIP / ISIN: U67503 AA7/ USU67503AA77
Unrestricted CUSIP / ISIN: [         ]

[2]	With respect to the Initial Notes.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed as of the 12th day of May, 2014.
OCWEN FINANCIAL CORPORATION
By:    ____________________________________
    Name:
    Title:

This is one of the 6.625% Senior Notes due 2019 referred to in the within mentioned Indenture:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:    ____________________________________
    Name:
    Title:

Date: May 12, 2014

[REVERSE OF NOTE]

6.625% Senior Notes due 2019
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.    INTEREST. The Company promises to pay interest on the principal amount of this Note at 6.625% per annum from May 12, 20143 until maturity, and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement. The Company shall pay interest and Additional Interest, if any, semiannually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be November 15, 20142. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.    METHOD OF PAYMENT. The Company shall pay interest on the Notes and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on May 1 or November 1 (each, a “Record Date”) (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in the Indenture with respect to defaulted interest. Payment of interest and Additional Interest, if any, will be made at the Trustee’s corporate trust office in the United States, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.    PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.
4.    INDENTURE. The Company issued the Notes under an Indenture, dated as of May 12, 2014 (the “Indenture”), between the Company and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 6.625% Senior Notes due 2019. The Company shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

___________________________
3    With respect to the Initial Notes.

5.    OPTIONAL REDEMPTION.
(a)    This Note is subject to the optional redemption provisions set forth in Section 3.07 of the Indenture.
(b)    Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.
(c)    In addition to the Company’s rights to redeem Notes pursuant to Section 3.07 of the Indenture, the Company may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.
6.    MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
7.    OFFERS TO REPURCHASE.
(a)    Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to purchase all or a portion of such Holder’s Notes (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) at a purchase price equal to 101.0% of the principal amount of the Notes purchased, plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.
(b)    If the Company or any of its Restricted Subsidiaries consummate an Asset Sale, other than a Required Asset Sale, within 30 days after each date that the aggregate amount of Excess Proceeds from such Asset Sales exceeds $50.0 million, the Company shall make an offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer shall be equal to 100.0% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures) and the Trustee shall select the Notes to be repurchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the notes are in global form, interest in such global notes will be selected for redemption by DTC in accordance with its standard procedures. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to this Note. The Asset Sale Offer shall be made in accordance with Sections 3.09 and 4.10 of the Indenture.
8.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Reg-

istrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not validly withdrawn) for purchase, except for the unredeemed or unpurchased portion of any Note being redeemed or purchased in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
9.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
10.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, any Note Guarantees and the Notes may be amended or supplemented as provided in the Indenture.
11.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the Notes or any Note Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default under the Indenture except a continuing Default in the payment of the principal of, premium, if any, interest or Additional Interest, if any, on any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer). The Company and any Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and the status thereof.
12.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
13.    ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the applicable Registration Rights Agreement, including the right to receive Additional Interest (as defined therein).
14.    GOVERNING LAW. THE NOTES, THE INDENTURE AND ANY NOTE GUARANTEES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE NOTES, THE INDENTURE OR ANY NOTE GUARANTEES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
15.    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice and reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers.
16.    NOTE GUARANTEE. The Company’s obligations under the Notes are not guaranteed on the Issue Date. The Company’s obligations under the Notes will be fully and unconditionally guaranteed, jointly and severally, by any Guarantors that execute a supplement to the Indenture, setting forth such Note Guarantee.
17.    ADDITIONAL INFORMATION. The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the applicable Registration Rights Agreement. Requests may be made to the Company at the following address:
Ocwen Financial Corporation
c/o Ocwen Mortgage Servicing, Inc.
402 Strand Street
Frederiksted, VI 00840
Fax: (561) 682-8177
Attention: General Counsel and Secretary

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall govern and control.
ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:_______________________________________________________
(Insert assignee’ legal name)
_____________________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
_____________________________________________________________________________________
_____________________________________________________________________________________
_____________________________________________________________________________________
_____________________________________________________________________________________
(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________________________________________________
to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: ________________________
Your Signature: ____________________________________
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:____________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:
[  ] Section 4.10    [  ] Section 4.14
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$ __________________________
Date: _________________________
Your Signature: ____________________________________
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*:______________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $          . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

__________
*This schedule should be included only if the Note is issued in global form.

[FORM OF NOTATION ON NOTE RELATING TO NOTE GUARANTEE]
THE OBLIGATIONS OF THE GUARANTORS TO THE HOLDERS OF THE NOTES PURSUANT TO THE NOTE GUARANTEES AND THE INDENTURE DATED AS OF MAY 12, 2014, BETWEEN OCWEN FINANCIAL CORPORATION AND THE TRUSTEE NAMED THEREIN (THE “INDENTURE”) ARE EXPRESSLY SET FORTH IN SECTION 4.15 OF THE INDENTURE, ANY SUPPLEMENT TO THE INDENTURE AND REFERENCE IS HEREBY MADE TO SUCH INDENTURE FOR THE PRECISE TERMS OF THE NOTE GUARANTEES. THE TERMS OF THE INDENTURE, INCLUDING WITHOUT LIMITATION SECTION 4.15 AND ANY SUPPLEMENT TO THE INDENTURE, ARE INCORPORATED HEREIN BY REFERENCE.

Exhibit B
FORM OF CERTIFICATE OF TRANSFER
Ocwen Financial Corporation
c/o Ocwen Mortgage Servicing, Inc.
402 Strand Street
Frederiksted, VI 00840
Fax: (561) 682-8177
Attention: General Counsel and Secretary

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax No.: (315) 414-3140
Attention:  DWAC Unit

Re: 6.625% Senior Notes due 2019
Reference is hereby made to the Indenture, dated as of May 12, 2014 (the “Indenture”), between Ocwen Financial Corporation and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
               (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $        in such Note[s] or interests (the “Transfer”), to                (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.
2.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.
3.    [  ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    [  ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)    [  ] such Transfer is being effected to the Company or a Subsidiary thereof;
or
(c)    [  ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.
(a)    [  ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b)    [  ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enu-

merated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c)    [  ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.
[Insert Name of Transferor]
By:    ____________________________________
    Name:
    Title:
Dated: _________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)    [  ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: 675746 AE1), or

(ii)	[ ] Regulation S Global Note (CUSIP: U67503 AA7), or
(b)    [  ] a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a)    [  ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: 675746 AE1), or

(ii)	[ ] Regulation S Global Note (CUSIP: U67503 AA7), or

(iii)	[ ] Unrestricted Global Note ([ ]); or
(b)    [  ] a Restricted Definitive Note; or
(c)    [  ] an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

Exhibit C
FORM OF CERTIFICATE OF EXCHANGE
Ocwen Financial Corporation
c/o Ocwen Mortgage Servicing, Inc.
402 Strand Street
Frederiksted, VI 00840
Fax: (561) 682-8177
Attention: General Counsel and Secretary

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax No.: (315) 414-3140
Attention:  DWAC Unit

Re: 6.625% Senior Notes due 2019
Reference is hereby made to the Indenture, dated as of May 12, 2014 (the “Indenture”), between Ocwen Financial Corporation and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE
a)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
b)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
c)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES
a)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [  ] 144A Global Note [  ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and are dated               .
[Insert Name of Transferor]
By:    ____________________________________
    Name:
    Title:
Date: _______________

Exhibit D
FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT
GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as of           , among            (the “Guaranteeing Subsidiary”), a subsidiary of Ocwen Financial Corporation, a Florida corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 12, 2014, providing for the issuance of 6.625% Senior Notes due 2019 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 and Section 4.15 thereof.
(3)    Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
(4)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company or the Guarantors (including the Guaranteeing Subsidiary), respectively, under the Notes, the Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantees. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)    Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(6)    Counterpart Originals. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(7)    Effect of Headings. The Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
(8)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
(9)    Benefits Acknowledged. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.
(10)    Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise set forth in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
[GUARANTEEING SUBSIDIARY]
By:    ____________________________________
    Name:
    Title:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
By:    ____________________________________
    Name:
    Title:

Exhibit E
FORM OF FREE TRANSFERABILITY CERTIFICATE
[Date]
Ocwen Financial Corporation
c/o Ocwen Mortgage Servicing, Inc.
402 Strand Street
Frederiksted, VI 00840
Fax: (561) 682-8177
Attention: General Counsel and Secretary

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax No.: (315) 414-3140
Attention:  DWAC Unit

Re: 6.625% Senior Notes due 2019
Reference is hereby made to the Indenture, dated as of May 12, 2014 (the “Indenture”), between Ocwen Financial Corporation and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
Whereas the 6.625% Senior Notes due 2019 (the “Notes”) have become freely tradable without restrictions by non-affiliates of the Company pursuant to Rule 144(b)(1) under the Securities Act, in accordance with Section 2.06(g)(v) of the Indenture, pursuant to which the Notes were issued, the Company hereby instructs you that:
(i)    the Private Placement Legend described in Section 2.06(g)(v) of the Indenture and set forth on the Notes shall be deemed removed from the Notes, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of Holders; and
(ii)    the restricted CUSIP number and restricted ISIN number for the Notes shall be deemed removed from the Notes and replaced with the unrestricted CUSIP number ([ ]) and unrestricted ISIN number ([ ]), respectively, set forth therein, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of Holders.
[Signature Pages Follow]

E-1

OCWEN FINANCIAL CORPORATION
By:    ____________________________________
    Name:
    Title:

E-2